EXHIBIT (a)(1)(A)

Offering Memorandum and Consent Solicitation

SPACEHAB, Incorporated

Offer to Exchange and Consent Solicitation

in Respect of Common Stock and Series C Convertible Preferred Stock

for

Any and All Outstanding 8% Convertible Subordinated Notes due 2007

($10,306,000 in principal amount outstanding)

and for Any and All Outstanding 5.5% Senior Convertible Notes due 2010

($52,944,000 in principal amount outstanding)

The Exchange Offer and Consent Solicitation

Expiration Date. The exchange offer and consent solicitation expires at 5:00 p.m., New York City time, on October 1, 2007, unless extended.

Exchange Offer and Consent Solicitation. If you decide to participate in the exchange offer, (i) for each $1,000 principal amount of our outstanding 8% Convertible Subordinated Notes due 2007 (“Junior Notes”) that you validly tender in accordance with the procedures in this offering memorandum prior to the expiration of the exchange offer, you will receive 74 shares of common stock and 1.2 shares of Series C Convertible Preferred Stock (collectively, a “Junior Unit”) and (ii) for each $1,000 principal amount of 5.5% Senior Convertible Notes due 2010 (“Senior Notes”) that you validly tender in accordance with the procedures in this offering memorandum prior to the expiration of the exchange offer, you will receive 667 shares of common stock and 1 share of Series C Convertible Preferred Stock (collectively, a “Senior Unit”). The Junior Units and Senior Units may collectively be referred to as the “exchange units.” If you tender your outstanding notes, you will waive your rights to accrued and unpaid interest on the outstanding notes. The exchange offer is open to all holders of our outstanding notes. Concurrently with this exchange offer, we are also soliciting consents to amend the indenture that governs the Senior Notes.

Conditions. The exchange offer is conditioned upon the satisfaction of several conditions, including, but not limited to, the valid tender of 75% of the aggregate principal amount of Senior Notes in the exchange offer. The holders of $7,424,000 of our Junior Notes, representing 72% of our Junior Notes, and the holders of and investment advisors that have been given discretionary authority by the beneficial owners of $45,405,000 of our Senior Notes, representing 85.8% of our Senior Notes, have agreed to tender their outstanding notes in the exchange offer. The investment advisors control $30,809,000 of these Senior Notes and are obligated to tender the outstanding notes under their management subject to specific directions of any beneficial owner relating to those outstanding notes or the transfer of such outstanding notes out of the account managed by them. If you tender your Senior Notes, you are obligated to consent to the proposed amendments to the indenture governing the Senior Notes. You may not consent to the proposed amendments without tendering your Senior Notes.

Withdrawal. You may validly withdraw outstanding notes that you tender at any time until the expiration of the exchange offer and consent solicitation.

Effect of Not Tendering. If you do not exchange your Senior Notes and the proposed amendments to the indenture are adopted, you will continue to hold those notes, but the indenture governing the Senior Notes will be amended to remove substantially all of the restrictive covenants under the Senior Notes. If you do not exchange your Junior Notes, you will continue to hold your Junior Notes.

Common Stock. Our common stock is traded on the NASDAQ Capital Market under the symbol “SPAB.” The last reported trading price of our common stock on the NASDAQ on August 28, 2007 was $0.50. The NASDAQ has notified us that we are in violation of their listing requirements, since we have not maintained a share price for our common stock of $1.00 or more and do not have a majority of our board of directors composed of independent directors. If we do not meet their share price requirement by October 3, 2007, our common stock may be delisted from the NASDAQ. In addition, we have notified the NASDAQ of this transaction and may voluntarily delist our common stock from the NASDAQ prior to October 3, 2007.

Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock will automatically be converted into 1,461 shares of common stock upon the approval of the holders of our common stock to increase the number of authorized common stock to 250,000,000 shares. There is no market for our Series C Convertible Preferred Stock and none is expected to develop.

See “ Risk Factors” beginning on page 17 for a discussion of certain risks that you should consider before participating in the exchange offer and consent solicitation.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY, TRUTHFULNESS OR COMPLETENESS OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are making this exchange offer in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, and similar exemptions provided by state securities laws. As a result, the Junior Units and the Senior Units will have similar characteristics of the Junior Notes and the Senior Notes with respect to transfers to third parties.

The date of this offering memorandum is August 31, 2007

This exchange offer and consent solicitation is not being made to, nor will we accept tenders of outstanding notes from, holders of outstanding notes in any jurisdiction in which this exchange offer and consent solicitation or the acceptance of outstanding notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this offering memorandum and, if given or made, any such information or representation may not be relied upon as having been authorized by us.

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FORWARD-LOOKING STATEMENTS

This offering memorandum contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” made in connection with the exchange offer and consent solicitation are not within the safe harbors provided by the Private Securities Litigation Reform Act. All statements, other than statements of historical fact or statements relating to the exchange offer and consent solicitation, are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “intends” and other similar expressions. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in the statements. Such risks and uncertainties include, but are not limited to:

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Our ability to raise sufficient capital to meet our long and short-term liquidity requirements, including our ability to pay principal and interest on the Junior Notes and principal and interest on the Senior Notes that do not tender;

•	Our ability to successfully pursue our business plan following the exchange offer;

•	Uncertainty about our future liquidity;

•	Whether we will fully realize the economic benefits under our NASA and other customer contracts;

•	Completion of the International Space Station, and the continued availability and use of the U.S. space shuttle and the International Space Station;

•	Technological difficulties and potential legal claims arising from any technological difficulties;

•	Product demand and market acceptance risks, including our ability to develop and sell products and services to be used by the manned and unmanned space programs that replace the space shuttle program;

•	The effect of economic conditions in the U.S. or other space faring nations that could impact our ability to access space and support or gain customers;

•	Uncertainty in government funding and support for key space programs;

•	The impact of competition on our ability to win new contracts;

•	Delays and uncertainties in future space shuttle and the International Space Station programs;

•	Uncertainty in securing reliable and consistent access to space;

•	Delays in the timing of performance of other contracts; and

•	Risks described in the “Risk Factors” section of this offering memorandum.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included in this offering memorandum will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described under the heading “Risk Factors” beginning on page 17 of this offering memorandum and elsewhere in this offering memorandum, or in the documents incorporated by reference herein. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise. In making these statements, we disclaim any obligation to address or update each factor in future filings with the SEC or communications regarding our business or results, and we do not undertake to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, any of the matters discussed above may have affected our past results and may affect future results, so that our actual results may differ materially from those expressed in this offering memorandum and in prior or subsequent communications.

SUMMARY TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

This Offering Memorandum and Consent Solicitation contains important information that should be read carefully before any decision is made with respect to the exchange offer and consent solicitation. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this offering memorandum. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this offering memorandum.

Questions and Answers about the Exchange Offer and Consent Solicitation

•	Who is making the exchange offer?

SPACEHAB, Incorporated, the issuer of the Junior Notes and the Senior Notes, is making the exchange offer. The mailing address of our principal executive offices is 12130 State Highway 3, Building 1, Webster, Texas 77598. Our telephone number at these offices is (713) 558-5000. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SPAB.”

•	Why are we making the exchange offer?

We are making the exchange offer to restructure our existing capital structure.

The consummation of the exchange offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the outstanding notes or otherwise raise sufficient funds to repay the principal and interest on the Junior Notes or the principal and interest on the Senior Notes when they come due, we may be forced to seek protection under the U.S. bankruptcy laws.

•	When does the exchange offer expire?

The exchange offer expires at 5:00 p.m., New York City time, on October 1, 2007. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.”

•	Can the exchange offer be extended?

Yes, we can extend the exchange offer without the consent of any holders of the outstanding notes. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.”

•	What are the securities being sought in the exchange offer?

We are offering to exchange any and all of our outstanding $10,306,000 in aggregate principal amount of the Junior Notes validly exchanged and not validly drawn, upon the terms and subject to the conditions described in the exchange offer documents. We are offering to exchange any and all of our outstanding $52,944,000 in aggregate principal amount of Senior Notes validly exchanged and not validly drawn, upon the terms and subject to the conditions described in the exchange offer documents. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

•	What will I receive in the exchange offer?

If you tender your Junior Notes in the exchange offer, you will receive for each $1,000 in principal amount of your Junior Notes exchanged, 74 shares of common stock and 1.2 shares of Series C Convertible Preferred Stock.

If you tender your Senior Notes in the exchange offer, you will receive for each $1,000 in principal amount of your Senior Notes exchanged, 667 shares of common stock and 1 share of Series C Convertible Preferred Stock. Concurrently, if you tender your Senior Notes, you are obligated to consent to the proposed amendments to the indenture governing the Senior Notes.

If you tender your outstanding notes, you will waive your right to receive accrued and unpaid interest on the outstanding notes. The receipt of Junior Units or Senior Units (as applicable), will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the exchange offer, on the outstanding notes that are tendered and accepted in the exchange offer. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

•	What are the terms of the new Series C Convertible Preferred Stock?

Each share of Series C Convertible Preferred Stock is convertible, at the option of the holder, into 1,461 shares of common stock following the approval of holders of our common stock to increase the number of authorized shares of common stock to 250,000,000.

In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the then outstanding shares of Series C Convertible Preferred Stock are entitled to receive $584.40 for each outstanding share of Series C Convertible Preferred Stock. In addition, such holders are entitled to receive an amount equal to declared or accrued but unpaid dividends, if any. If our assets and funds are insufficient to permit the payment to the holders of our Series C Convertible Preferred Stock of their full preferential amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of our Series C Convertible Preferred Stock and any other class or series ranking on liquidation in parity with our Series C Convertible Preferred Stock.

Prior to conversion, the holders of our Series C Convertible Preferred Stock have the right to one vote for each share of common stock into which each such share of Series C Convertible Preferred Stock could then be converted, and except as otherwise set forth in the Designation of Rights, Terms and Preferences of Series C Convertible Preferred Stock, or as required by law. See “Description of Series C Convertible Preferred Stock.”

•	How will we be owned if the exchange offer is consummated?

Assuming conversion of the Series C Convertible Preferred Stock, and assuming all $10,306,000 in outstanding Junior Notes and all $52,944,000 in outstanding Senior Notes are tendered in the exchange offer, the following summarizes our ownership: (i) former holders of the Senior Notes would hold 12,664,832 shares, or approximately 72.5% of our common stock without giving effect to any options or equity incentive plans, (ii) former holders of the Junior Notes would hold 18,829,370 shares, or approximately 12.1% of our common stock without given effect to any options or equity incentive plans, and (iii) former holders of the Series B Convertible Preferred Stock would hold 10,888,274, or approximately 7.0% of our common stock without giving effect to any options or equity incentive plans.

•	Who may participate in the exchange offer?

All holders of the outstanding notes may participate in the exchange offer.

•	What are the conditions to the completion of the exchange offer?

The exchange offer is conditioned upon the valid tender of at least 75% of the aggregate principal amount of the Senior Notes. The exchange offer is also conditioned on several other conditions. See “The Exchange Offer and Consent Solicitation—Conditions.” We will not be required, but we reserve the right, to accept for exchange any existing outstanding notes tendered (or, alternatively, we may terminate the exchange offer) if any of the conditions to the exchange offer as described under “The Exchange Offer and Consent Solicitation—Conditions” remain unsatisfied, subject to the requirement that we obtain the consent of holders of at least 75% of the aggregate principal amount of the Senior Notes.

In addition, the offer is conditioned and upon our having sufficient capital resources to pay the principal and interest on any Junior Notes not tendered in the offer and to meet our other cash needs through 2007. If less than all of the Junior Notes are tendered, we will be required to pay the principal and interest on any notes not tendered on October 15, 2007. We currently have agreements from holders of $7,424,000 principal amount of Junior Notes to tender their notes in the offer. If the entire remaining $2,882,000 principal amount of Junior Notes do not participate in the offer, we would be required to pay $2,997,280 in principal and interest on October 15, 2007. Although our anticipated cash balances are expected to be sufficient to pay the principal and interest on any Junior Notes not tendered, our projections are subject to numerous assumptions and contingencies and we may be unable to meet these obligations. We are in the process of arranging for financing to provide additional liquidity; however, no assurance can be made that we will be successful in arranging this financing.

•	How can I determine the market value of the outstanding notes?

There is no established reporting system or market for trading in the outstanding notes. Thus, it is unlikely that you will be able to determine the market value of the outstanding notes. To the extent that the outstanding notes are traded, prices of the outstanding notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. See “Risk Factors—Risks Related to the Exchange Units—There is no public market for the Series C Convertible Preferred Stock.”

•	Will shares of the exchange units be freely tradable?

Generally, the securities you receive in the exchange offer will be subject to the same restrictions on transfer, if any, as the outstanding notes you tender. If you are an affiliate of ours within the meaning of the Securities Act of 1933, the securities you receive in the exchange offer would not be freely transferable unless we registered them for resale. We do not intend to register the securities to be issued in the exchange offer.

The Series C Convertible Preferred Stock are new securities for which there is no market. A market for the Series C Convertible Preferred Stock is unlikely to develop, and any market that develops may not last. See “Risk Factors—Risks Related to the Exchange Units—There is no public market for the Series C Convertible Preferred Stock.”

•	Will the exchange units be listed?

We do not intend to list our common stock or Series C Convertible Preferred Stock for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. See “Offering Memorandum Summary—Exchange Units.”

•	What risks should I consider in deciding whether or not to exchange my notes?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of the risks and uncertainties relating to our business, the exchange offer, and the exchange units described in the section entitled “Risk Factors” beginning on page 17 of this offering memorandum, and the documents incorporated by reference into this offering memorandum.

To continue to fund our current operations, we expect to need additional capital. No assurances can be given that we will be able to obtain new sources of capital on terms that are acceptable to us. If we are unable to obtain new capital, we may be forced to subject ourselves to bankruptcy, liquidation, dissolution or similar proceeding. See “Risk Factors—Risks Related to the Exchange Offer.”

•	What happens if I do not participate in the exchange offer?

If you currently hold outstanding notes and do not tender, following the completion of the exchange offer, your outstanding notes will continue to be outstanding.

•	How do I participate in the exchange offer?

To participate in the exchange offer, you must deliver the required documents to U.S. Bank National Association, as exchange agent, no later than 5:00 p.m., New York City time, on October 1, 2007.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE ATOP TRANSMITTAL PROCEDURES OF DTC.

•	May I withdraw my tender of notes?

Yes. You can withdraw outstanding notes previously tendered for exchange at any time prior to the expiration date. The expiration date is 5:00 p.m., New York City time, on October 1, 2007, unless extended. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

•	How do I withdraw previously tendered notes?

To withdraw previously tendered outstanding notes, you must deliver an executed written or facsimile transmission of a notice to the exchange agent at its address specified in this offering memorandum prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE ATOP WITHDRAWAL PROCEDURES OF DTC.

•	What happens if my notes are not accepted in the exchange offer?

If we decide for any reason not to accept your existing outstanding notes for exchange, the existing outstanding notes will be returned to you as soon as practicable after withdrawal, rejection of tender, expiration of the exchange offer, or termination of the exchange offer. In the case of outstanding notes tendered by book entry transfer into the exchange agent’s account at DTC, any unaccepted outstanding notes will be credited to your account at DTC. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

•	Do I need to do anything if I do not wish to tender my notes?

No. If you do not deliver a properly completed and duly executed letter of transmittal to the exchange agent or tender your outstanding notes electronically through DTC’s ATOP system before the expiration date, your outstanding notes will remain outstanding subject to their existing terms; provided, however, if you are a holder of the Senior Notes and the required number of holders tender their Senior Notes, the tendering of which would include an obligation to consent to the proposed amendments to the indenture governing the Senior Notes, your Senior Notes would be subject to these amendments.

•	If I choose to tender my notes for exchange, do I have to tender all of my notes?

No. You may tender all of your notes, a portion of your notes or none of your notes. If you wish to tender a portion of your outstanding notes for exchange, however, you must tender your outstanding notes in denominations of $1,000 or any integral multiple of $1,000. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

•	How will I be taxed on the exchange of the notes?

Based on certain assumptions that we consider to be reasonable and appropriate, you should not recognize either gain or loss for federal income tax purposes on the exchange of your outstanding notes for a combination of our common stock and Series C Convertible Preferred Stock. Nevertheless, you should consult your own tax advisor regarding the treatment of the exchange under federal income tax laws and any other applicable tax laws. See “Material U.S. Federal Income Tax Considerations.”

•	Has the board of directors adopted a position on the exchange offer?

Our board of directors has approved the making of the exchange offer. However, our directors do not make any recommendation as to whether you should tender your outstanding notes pursuant to the exchange offer. You must make the decision whether to tender your outstanding notes and consent to the amendments to the indenture (if applicable).

•	Who will pay the fees and expenses associated with the exchange offer?

We will bear all fees and expenses incurred in connection with consummating the exchange offer. See “The Exchange Offer and Consent Solicitation—Other Fees and Expenses.”

•	Who can answer questions concerning the exchange offer?

Requests for assistance in connection with the tender of outstanding notes pursuant to the exchange offer may be directed to Brian K. Harrington, Senior Vice President and Chief Financial Offer of SPACEHAB at (713) 558–5000, or to the exchange agent, U.S. Bank National Association at (800) 934-6802 (toll-free). Requests for copies of any of the materials related to the exchange offer may be directed to the information agent, CapitalBridge at (877) 746–3583 (toll-free).

•	Do other holders of the outstanding notes support the exchange offer?

Yes. The holders of $7,424,000 of our Junior Notes, representing 72% of our Junior Notes, and the holders of and investment advisors that have been given discretionary authority by the beneficial owners of $45,405,000 of our Senior Notes, representing 85.8% of our Senior Notes, have agreed to tender their outstanding notes in the exchange offer. The investment advisors control $30,809,000 of these Senior Notes and are obligated to tender the outstanding notes under their management subject to specific directions of any beneficial owner relating to those outstanding notes or the transfer of such outstanding notes out of the account managed by them.

OFFERING MEMORANDUM SUMMARY

This summary highlights information from this offering memorandum, but does not contain a complete description of our business or all material features of the exchange offer and consent solicitation. To understand all of the terms of the exchange offer and consent solicitation and for a more complete understanding of our business, you should carefully read the entire offering memorandum, particularly the section entitled “Risk Factors,” and the materials to which we have referred you. You should also consult with your own legal and tax advisors.

In this offering memorandum, “SPACEHAB,” “the Company,” “we,” “us,” “our” and “ours” refer to SPACEHAB, Incorporated and its subsidiaries, unless the context otherwise requires. In this offering memorandum, we use the term “outstanding notes” to refer to the Junior Notes and the Senior Note and the term “exchange units” to refer to the Junior Units and Senior Units that we are offering in exchange for the outstanding notes as described in this offering memorandum.

Our Company

We provide a range of products and services that focus on the needs of industry, governments and academia requiring access to, and utilization of the unique environment of space. We employ a staff of engineers and technicians who have supported approximately 250 manned and unmanned missions to space from multiple locations worldwide, including 23 space shuttle missions. We offer products and services in the following areas:

•	Expertise in qualifying hardware for spaceflight and the habitability and occupational challenges of space;

•	Facilities and support services necessary for the preparation of satellites and payloads for launch;

•	Engineering, analysis, and payload operations services;

•	Program integration and control; and

•	Product design, development, and fabrication.

Background of the Restructuring

Until August 2007, our primary source of revenues and cash flows was our SPACEHAB Flight Services unit. This business unit represented 70% of our consolidated revenues during the first nine months of fiscal year 2007. For the reasons discussed below, in August 2007, the largest contract for our Flight Services unit concluded and we terminated our leases of the principal assets we used in this business unit. As a result, our revenues and cash flows from operations will be substantially less in the future.

We currently have $10,306,000 of Junior Notes which mature in October 2007 and $52,944,000 of Senior Notes which mature in October 2010. If we do not consummate the exchange offer, we do not anticipate that we will be able to make the principal payments due on our Junior Notes in October 2007 without additional financing. In addition, without additional financing, we do not anticipate that we will be able to make the interest or principal payments on our Senior Notes when they come due.

We are in the process of restructuring our business operations. We plan to use our substantial experience to develop new products and services for the international space business. However, we have not developed many of these products or services and currently do not have any contracts or arrangements to do so. We cannot assure you that we will be able to successfully develop these new products and services in the future. We anticipate that we will require substantial additional capital to develop new products and services, and that this additional financing will likely substantially dilute holders of our common stock, including those that tender in the exchange offer.

Our Business Units

Our company is currently comprised of three primary business segments which provide the following products and services to the government and commercial markets. Our business units include:

SPACEHAB Flight Services. The primary goal of our Flight Services business unit is to enable government and commercial enterprises to overcome the accessibility, habitability and occupational challenges of space. To meet our clients’ specific mission requirements, we offer a range of engineering, research, logistics, integration, operations, and ground support services. Through this business unit, we will continue to offer a full range of ground-based pre- and post-flight experiment, cargo, and payload processing services as well as on-orbit operations support. Additionally, we are supporting contracts for ongoing flight hardware manufacturing projects in support of NASA and international customers.

Astrotech Space Operations. Our Astrotech business unit provides modern facilities and support for the preparation of multi-million dollar satellites and payloads for launch on expendable launch vehicles. Since 1985, our Astrotech business unit has been providing government and commercial customers with a commercial alternative to using government-owned facilities to prepare their satellites for launch in the United States. Astrotech currently has long-term contracts in place with NASA, United Launch Alliance, National Reconnaissance Office and Sea Launch, LLC. During the first nine months of fiscal year 2007, Astrotech accounted for 18% of our consolidated revenues.

SPACEHAB Government Services. For over 30 years, our Government Services business unit has provided large scale program technical support and specialized engineering analysis, products, and services to NASA and other customers. Our Government Services business unit derives most of its revenue under ARES’ contract to provide configuration and data management services within NASA’s Program Integration & Control contract for the International Space Station. The base contract period extends through September 2008 and can be extended for two additional one year terms at the election of our NASA customer. Under this contract, we facilitate the assurance that the tens of thousands of pieces of hardware and software parts and components meet approved design and the configuration requirements for the International Space Station. During the first nine months of fiscal year 2007, our Government Services business unit accounted for 12% of our consolidated revenues.

New Business Vision

In anticipation of the planned 2010 space shuttle retirement, we began developing new products and services. We are now focusing our business on using our core capabilities for the commercial exploitation of space. These new business initiatives include the following:

•	Processing products and services in microgravity;

•	Commercializing products manufactured in microgravity;

•	Commercializing products developed for use in the space industry;

•	Acquiring other U.S. space contractors; and

•	Providing end-to-end services for commercial and government satellite operations.

We have not developed many of the products or services and currently do not have contracts or other arrangements to provide these products and services. We cannot assure you that we will be able to successfully develop these new products and services in the future. We anticipate that we will require substantial additional capital to develop these new products and services, and that this additional financing will likely substantially dilute current holders of our common stock.

New Business Initiatives

Many of our identified new business initiatives are focused on space-based life sciences and end-to-end space mission assurance services, which are natural extensions of our 23 years of space industry experience and our core capabilities in these fields. These new business initiatives will require large investments of capital and technical expertise.

Microgravity. In the early days of the space program, it was determined that the effects of microgravity provide a unique environment that could potentially benefit humans. Since the inception of the space shuttle program and extending through the International Space Station Program, NASA has spent billions of dollars on microgravity infrastructure and research. We have been logistically responsible for several hundred of these experiments on the space shuttle, the Russian Progress vehicle and the International Space Station.

Previous spaceflight research suggests that growing protein crystals in the microgravity environment of space offers the possibility of significantly increasing the x-ray diffraction quality of protein crystals. We believe that because of the high quality of these protein crystal structures, they may be used to better define the protein structures of diseases such as diabetes, cystic fibrosis, sickle cell anemia, Alzheimer’s, Parkinson’s disease, Lou Gehrig’s disease and certain forms of cancer, which in turn may lead to the development of drugs capable of combating these diseases. If we are successful in developing protein crystals in microgravity, we expect to pre-sell these crystals to pharmaceutical companies.

On August 14, 2007, NASA announced that it was seeking private industry proposals for research and manufacturing concepts and opportunities onboard the International Space Station. This announcement indicates NASA’s desire to open the International Space Station to commercial projects. Because of our experience with microgravity, we believe that we are well positioned to transition protein crystal growth, and other identified candidates, from a space research project to a fully commercialized microgravity processing operation.

Advanced Research and Conventional Technology Utilization Spacecraft (ARCTUS). We are assembling a team of industry partners with a common goal of developing a commercial transportation system providing lower cost, lower risk space transportation services than conventional, government-developed transportation systems. ARCTUS is designed to provide cargo transportation services to the International Space Station under the unfunded Space Act Agreement signed with NASA in June 2007.

End-to-End Space Mission Assurance. We believe that Astrotech is a recognized leader in providing commercial spacecraft processing services. Astrotech intends to expand its market by offering end-to-end assurance services to both commercial and government customers. These new end-to-end space mission assurance services would extend Astrotech’s current relationships with customers’ spacecraft from a condensed few weeks of ground processing at an Astrotech facility to multiple years of space mission assurance services throughout the satellite’s lifecycle.

SpaceTech. In 2007, we formed a “technology incubator” called SpaceTech. The purpose of SpaceTech is to cultivate technology developed for and from space into commercial applications. The following are two examples of new initiatives already underway within SpaceTech:

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Under the unfunded Space Act Agreement with NASA, we began development of a mini-mass spectrometer which we hope to turn into a small, portable, low power unit capable of detecting chemical compounds such as explosives, weapons of mass destruction, and toxic gases. We are negotiating an agreement for the licensing, sale and distribution of the mini mass spectrometer.

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The Federal Aviation Administration and Department of Transportation have enacted new regulations for air transportation of oxygen containers to enhance safety in the event of a fire. Applying decades of experience in the development of specialized containers, we have been working with an industry partner to develop and certify a container to meet these new requirements. If successful, this project will provide us an opportunity to enter a new market.

Our Business Strategy

Our strategic vision is to be a recognized market leader in providing services to support space operations and utilization with consistent growth while increasing shareholder value. Our business strategies to achieve this are:

•	Deliver excellence on current work, including providing technical support on space programs and remaining space shuttle missions;

•	Leverage decades of experience facilitating bioscience space payloads and developing and operating successful space hardware for expansion into microgravity processing;

•	Bring mature space technology and space-based processing to the commercial markets;

•	Provide access to space on alternative launch systems for proprietary space processing and for commercial customers;

•	Design solutions that encourage private commercial investment in space; and

•	Continue to develop space-related hardware.

Short-Term Liquidity

If less than all of the Junior Notes are tendered, we will be required to pay the principal and interest on any notes not tendered on October 15, 2007. We currently have agreements from holders of $7,424,000 principal amount of Junior Notes to tender their notes in the offer. If the entire remaining $2,882,000 principal amount of Junior Notes do not participate in the offer, we would be required to pay $2,997,280 in principal and interest on October 15, 2007. Although our anticipated cash balances are expected to be sufficient to pay the principal and interest on any Junior Notes not tendered, our projections are subject to numerous assumptions and contingencies and we may be unable to meet these obligations. We are in the process of arranging for financing to provide additional liquidity; however, no assurance can be made that we will be successful in arranging this financing.

Our Competitive Strengths

We believe that during our 23 year history, we have developed specialized experience in providing space products and services. We believe that it is this solid foundation, along with the following competitive strengths, that will enable us to achieve our business strategy:

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Industry-Unique Expertise. We have completed 23 space shuttle missions, prepped nearly 250 satellites for launch, and been responsible for the logistics of experiments flown in space. We are the only commercial company that designed and flew habitable volume for use by the space shuttle crews as additional living and working space. Further, the ability to integrate products into a variety of containers and ultimately, vehicles, is a significant competitive advantage for us.

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Employees. From five locations nationwide, our team is comprised of highly specialized personnel closely familiar with both the space industry and/or governmental space agencies, who have special expertise in commercial space and human space flight.

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Government Services Achievement. We have become highly valued for our support of the International Space Station configuration and data management requirements as evidenced by our receipt of a perfect award score of ‘100’ and near perfect scores during subsequent evaluation periods.

Recognizable and Respected Brand. We believe the SPACEHAB name and ‘mark’ is one of a select few brands that has appeared in countless media photos and video footage featuring on orbit activities and crew members in action on the space shuttle.

Summary of Risk Factors

An investment in our exchange units involves risks. The following risk factors are not exclusive. Please carefully read the risk factors section beginning on page 17.

Risks Related to Our Business

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We no longer have any contracted missions for the use of our modules and we have terminated our lease for the integrated cargo carriers and will no longer have the right to use the integrated cargo carriers, which collectively will adversely impact our revenues and our ability to pursue our business plan. Risks associated with our ability to pursue our business plan and replace the lost revenues include:

¡	Our ability to develop new products and services;

¡	Our ability to raise sufficient capital to meet our long-term and short-term capital requirements; and

¡	Competition from governments and governmental entities, including NASA, and private companies that have greater financial resources than we do.

Risks Related to the Exchange Offer

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Even if the exchange offer is successfully consummated, we will still need substantial additional capital. This includes short-term capital to finance continuing operations at the end of 2007, and long-term capital to finance our growth.

•	If we are unable to effect the exchange offer, we may file for bankruptcy, which could have a material adverse effect on our business.

•	If you participate in the exchange offer, you will lose your rights under the existing indentures.

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If you do not participate in the exchange offer, you may be paid the principal amount of your outstanding notes before the liquidation preference of the Series C Convertible Preferred Stock and common stock received in the exchange offer.

Risks Related to the Exchange Units

•	We cannot assure you that the value of the exchange units that you will receive will be equal to or greater than the value of the outstanding notes that you tender for exchange.

•	There is no public market for the Series C Convertible Preferred Stock, and an active trading market for the new securities may not develop.

•	Our common stock may be delisted from the NASDAQ.

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Holders of outstanding notes who do not participate in the exchange offer may be paid the principal amount of their outstanding notes before the liquidation preference of the Series C Convertible Preferred Stock and common stock received in the exchange offer.

The Exchange Offer and Consent Solicitation

The material terms of this exchange offer and consent solicitation are summarized below. However, in addition, we encourage you to read the detailed descriptions in the sections entitled “The Exchange Offer and Consent Solicitation” below for further information about the exchange offer and consent solicitation.

The Exchange Offer

We are making this exchange offer for any and all of our outstanding Junior Notes and Senior Notes. For each $1,000 in principal amount of Junior Notes that you validly tender prior to the expiration of the exchange offer, you will receive 74 shares of common stock and 1.2 shares of Series C Convertible Preferred Stock. For each $1,000 in principal amount of Senior Notes that you validly tender prior to the expiration of the exchange offer, you will receive 667 shares of common stock and 1 share of Series C Convertible Preferred Stock. If you tender your outstanding notes, you will waive your right to receive accrued and unpaid interest on the outstanding notes.

Consent Solicitation

In addition to the exchange offer, we are soliciting consents to amend provisions of the indenture governing the Senior Notes. If you tender your Senior Notes in the exchange offer and they are accepted, you will be consenting to amend the indenture that governs the Senior Notes to remove virtually all of the restrictive covenants in the indenture under the Senior Notes. Duly executed consents to the proposed amendment from holders representing at least a majority of the principal amount of the Senior Notes are required to amend the indenture governing the Senior Notes.

Exchange Offer and Consent Solicitation Expiration Date

The “expiration date” for the exchange offer and consent solicitation is 5:00 p.m., New York City time, on October 1, 2007, unless we extend the expiration date. It is possible that we will extend the expiration date for the exchange offer and consent solicitation. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.”

Withdrawal Rights

You may withdraw outstanding notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable ATOP procedures at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

Conditions to the Exchange Offer

The exchange offer is conditioned upon the satisfaction of several conditions, including the valid tender of 75% of the aggregate principal amount of Senior Notes in the exchange offer. See “The Exchange Offer and Consent Solicitation—Conditions.” The holders of $7,424,000 of our Junior Notes, representing 72% of our Junior Notes, and the holders of and investment advisors that have been given discretionary authority by the beneficial owners of $45,405,000 of our Senior Notes, representing 85.8% of our Senior Notes, have agreed to tender their outstanding notes in the exchange offer. The investment advisors control $30,809,000 of these Senior Notes and are obligated to tender the outstanding notes under their management subject to specific directions of any beneficial owner relating to those outstanding notes or the transfer of such notes out of the account managed by them.

Dissenter’s Rights

Holders of the outstanding notes do not have any appraisal or dissenters’ rights under the Washington Business Corporation Act or the indentures of the outstanding notes in connection with the exchange offer and consent solicitation.

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests

The outstanding notes were issued as global securities and were deposited with U.S. Bank National Association who holds the outstanding notes as the custodian for the Depository Trust Company. Beneficial interests in the outstanding notes are held by participants in DTC on behalf of the beneficial owners of the outstanding notes. We refer to beneficial interests in notes held by participants in DTC as notes held in book-entry form. Beneficial interests in notes held in book-entry form are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC and its participants.

If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration date of the exchange offer, the following:

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a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the applicable letter of transmittal; and

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a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfers described in this offering memorandum under the heading “The Exchange Offer and Consent Solicitation—Procedures for Tendering—Outstanding Notes Held in Book-Entry Form.”

Procedures for Tendering Outstanding Notes Held in Certificated Form

If you hold your outstanding notes in certificated form and wish to accept the exchange offer and consent solicitation, sign and date the letter of transmittal, and deliver the applicable letter of transmittal, along with certificates for the outstanding notes and any other required documentation, to the exchange agent on or before the expiration date in accordance with the instructions contained in this offering memorandum and the applicable letter of transmittal. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering—Outstanding Notes Held in Certificated Form.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this offering memorandum and the applicable letter of transmittal.

Guaranteed Delivery Procedures

If you are unable to deliver the outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable ATOP procedures prior to the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in this offering memorandum under the heading “The Exchange Offer and Consent Solicitation—Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Units

If the conditions described under “The Exchange Offer and Consent Solicitation—Conditions” are satisfied, we will accept for exchange any and all outstanding notes that are properly tendered and not withdrawn before the expiration date. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering.” If we close the exchange offer, the Junior Units and Senior Units will be delivered promptly following the expiration date. Otherwise, we will promptly return any outstanding notes that are not accepted.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes and the proposed amendments are adopted, you will continue to hold those notes, but the indenture governing those Senior Notes will have been amended to remove virtually all of the restrictive covenants in the indenture for the Senior Notes.

Federal Income Tax Considerations

We intend to take the position that the exchange of outstanding notes for Junior Units and Senior Units is a tax-free recapitalization for purposes of United States federal income taxation. If the exchange qualifies as a recapitalization, you generally will not recognize taxable gain or loss as a result of the exchange. See “Material U.S. Federal Income Tax Considerations” for a discussion of U.S. federal income tax considerations you should consider before tendering outstanding notes in the exchange offer. You should also consult your own tax advisor as to the consequences to you of participating in the exchange offer or your decision not to participate in the exchange offer.

Exchange Agent

U.S. Bank National Association is serving as exchange agent for the exchange offer and consent solicitation. The address for the exchange agent is listed under “The Exchange Offer and Consent Solicitation—Exchange Agent.”

Information Agent

CapitalBridge is acting as the information agent for the exchange offer. The address for the information agent is listed under “The Exchange Offer and Consent Solicitation—Information Agent.” If you would like to receive additional copies of the exchange offer materials, you should call the information agent at (877) 746-3583 (toll free).

See “The Exchange Offer and Consent Solicitation” for more detailed information concerning the terms of the exchange offer and consent solicitation.

Exchange Units

Securities Offered	Junior Units and Senior Units.

Junior Unit	Each Junior Unit consists of 74 shares of common stock and 1.2 shares of Series C Convertible Preferred Stock.

Senior Unit	Each Senior Unit consists of 667 shares of common stock and 1 share of Series C Convertible Preferred Stock.

Series C Convertible Preferred Stock

Each share of Series C Convertible Preferred Stock will be convertible into 1,461 shares of common stock following the approval of holders of our common stock to increase the number of authorized shares of common stock to 250,000,000. Prior to conversion, (i) each share of Series C Convertible Preferred Stock will vote as a class with the common stock, and will entitle the holder to 1,461 votes per share and (ii) each share of Series C Convertible Preferred Stock will share in dividends and distributions (including liquidating distributions) with the common stock, with each share of Series C Convertible Preferred Stock being entitled to 1,461 times the dividends or distributions paid with respect to a share of common stock.

Market for Our Common Stock

Our common stock is traded on the NASDAQ Capital Market under the symbol “SPAB.” The last reported trading price of our common stock on the NASDAQ on August 28, 2007 was $0.50. The NASDAQ has notified us that we are in violation of their listing requirements, since we have not maintained a share price for our common stock of $1.00 or more and do not have a majority of our board of directors composed of independent directors. If we do not meet their share price requirement by October 3, 2007, our common stock may be delisted from the NASDAQ. In addition, we have notified the NASDAQ of this transaction and may voluntarily delist our common stock from the NASDAQ prior to October 3, 2007.

Dilution

If all outstanding notes are tendered in the exchange offer and the shares of Series B Convertible Preferred Stock are exchanged, we would have 71,850 shares of Series C Convertible Preferred Stock and 50,436,822 shares of common stock outstanding, and upon conversion of the Series C Convertible Preferred Stock, we will have 155,409,672 shares of common stock outstanding. The number of shares outstanding excludes unexercised options that we have granted or may grant under our stock option plans. As of August 31, 2007, unexercised options to acquire 1,064,000 shares of our common stock under our stock option plans were outstanding at a weighted average exercise price of $2.50 per share.

The address of our principal executive offices is 12130 State Highway 3, Building 1, Webster, Texas 77598. Our telephone number is (713) 558-5000. Our Internet website address is www.spacehab.com. Information contained in or connected to our Internet website is not a part of this offering memorandum.

RISK FACTORS

The risks and uncertainties described below are not the only risks facing us. Additional risks not presently known to us or which we consider immaterial based on information currently available may also materially adversely affect us. If any of the following risks or uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected.

Risks Related to Our Business

After August 2007, our cash flows from operations associated with space shuttle missions will be materially reduced.

During the first nine months of fiscal year 2007, our Flight Services business unit derived over 98% of its revenues, which represented approximately 70% of consolidated revenues for the first nine months of fiscal year 2007, from the use of our modules and integrated cargo carriers by the space shuttle fleet. We have no contracted missions after August 2007 for our modules and we have terminated our leases for the integrated cargo carriers and will no longer have the use of the integrated cargo carrier. Our inability to generate new contracts on a timely basis will have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to anticipate technological advances and customer requirements, including NASA’s requirements for products and services, our business and financial condition will be adversely affected.

Our growth and future financial performance depend in part upon our ability to anticipate technological advances and customer requirements. There can be no assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive. In 2007, we commenced new business initiatives for the commercial exploitation of space. These new business initiatives will require large investments of capital and technical expertise. We may not be able to develop products and services in connection with these new business initiatives. Our failure to anticipate or respond adequately to changes in technology and NASA requirements, or delays in additional product development or introduction, could have a material adverse effect on our business and financial performance.

We plan to develop new products and services for the space industry. No assurances can be given that we will be able to successfully develop these products and services.

Our business strategy is to use the experience we have accumulated to expand the services and products we offer to the international space industry. These services and products generally involve the commercial exploitation of space, and involve new and untested technologies and business models. These technologies and business models may not be successful, which could result in the loss of any investment we make in developing them.

Our attempt to develop new technologies and business models to commercially exploit space will require substantial additional capital, which may not be available to us, and which, if available may substantially dilute equity owners.

Our future business operations will be focused on developing new technologies and business models for the commercial exploitation of space. We expect that these technologies and models will require substantial additional capital. No assurances can be given that capital will be available to us. The cost of future capital, if available, is likely to be very expensive, and is likely to substantially dilute holders of equity, including those that tender in the exchange offer.

We incur fixed lease obligations for our payload processing facilities used to support our module and space shuttle operations and have no contracts for such future business.

A substantial portion of our operating costs is a fixed lease obligation for our Cape Canaveral payload processing facility used to support our module and space shuttle operations. The balance of this lease extends over a period of four more years. We currently have no revenue-generating contracts for future business that would support our module and space shuttle operations. We must obtain new contracts in order to generate future revenue. Our inability to generate new contracts would have a material adverse effect on our business, financial condition, and results of operations. In addition, since a large portion of our operating costs are relatively fixed due to this lease obligation, variations in the timing and progress of future contracts can materially affect our business, financial condition, and results of operations.

The completion of our space shuttle module mission in August 2007 will result in the redeployment or reduction of technical and operations personnel, which may result in us incurring severance obligations.

Due to the completion of our space shuttle module mission in August 2007, we will either have to redeploy technical and operational personnel to other contracts, or reduce our workforce in order to lower our cost structure as part of a reorganization of operations. Any future reduction in workforce would be accompanied by the payment of severance obligations which could have a material adverse effect on our financial condition. In addition, a future reduction in workforce would be accompanied by a risk of litigation, which if initiated or successful, could harm our business and financial position.

Since we are dependent on NASA as a customer, if the products and services we are currently developing for use by NASA’s successor to the space shuttle program are not used, our financial condition and results of operations will be materially adversely affected.

Approximately 85% of our revenue for the first nine months of fiscal year 2007 was generated from eight contracts supporting NASA. We anticipate that revenue from NASA-related projects will continue to account for a material amount of our revenue in the future.

In the past, we have developed products without any firm commitments from NASA. Although we may invest substantial amounts developing products for the shuttle’s replacement program without any contracts with NASA, we cannot provide any assurances that such products will be used. Since the final program that will be chosen by NASA is not currently known, we cannot provide any assurances that the products and services we may develop will be suitable for such replacement programs. If NASA or its contractors do not purchase the products and services we are developing for the shuttle’s replacement programs, our financial condition and results of operations will be adversely affected.

Termination of our backlog of orders could negatively impact our revenues.

As of June 30, 2007, we had a firm backlog of approximately $26.8 million and total backlog of approximately $26.8 million. Firm backlog consists of aggregate contract values, excluding the portion previously recognized as revenues, in work change orders on existing contracts, and our estimate of potential award fees. Backlog as of June 30, 2007 does not give effect to new orders received or any terminations or cancellations since that date. Approximately 51% of our firm contract backlog as of June 30, 2007 was derived from contracts with the U.S. Government and its agencies or from subcontracts with the U.S. Government’s prime contractors. Since our government contracts are contingent upon Congressional appropriations and are terminable “for convenience,” we cannot assure that our backlog will ultimately result in revenues.

Our existing NASA contracts are subject to continued appropriations by Congress and may be terminated if future funding is not made available, which would have a material adverse effect on our business.

Our financial performance is substantially dependent on the revenue generated from our contracts supporting NASA which, similar to contracts with other agencies of the U.S. government, are conditioned upon the continuing availability of Congressional appropriations. The U.S. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may extend over many years. Failure to receive sufficient funds from Congress or a withdrawal by Congress of prior appropriations would permit NASA to terminate its contracts with us “for convenience.” Therefore, no assurances can be made that Congress will continue to fund NASA at levels which will permit space shuttle missions to continue on their current schedules or that Congress will appropriate the funds necessary for NASA to fulfill its obligations under its contracts with us. Any substantial reduction in Congressional funding for space shuttle missions or annual appropriations to NASA to fulfill, among other things, NASA’s contracts with us or the U.S. commitment to the International Space Station, would have a material adverse effect on our financial condition and results of operations. In addition, termination of large programs or multiple contracts affecting our Flight Services business unit could require us to evaluate the continued viability of operating that business.

As a U.S. Government contractor, we are subject to a number of rules and regulations, the violation of which could result in us being barred from future U.S. Government contracts.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of U.S. Government contracts. These laws and regulations, among other things:

•	Require certification and disclosure of all cost or pricing data in connection with certain contract negotiations.

•	Impose acquisition regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. Government contracts.

•	Restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our contracts, or debarment from bidding on U.S. Government contracts. In some instances, these laws and regulations impose terms or rights that are more favorable to the Government than those typically available to commercial parties in negotiated transactions. For example, the Government may terminate any of our government contracts for convenience, as well as for default based on performance. In addition, U.S. Government contracts generally contain provisions that allow the Government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of certain federal laws or regulations, reduce the value of existing contracts, issue modifications to a contract, and control and potentially prohibit the export of our services and associated materials. Since a majority of our revenues are currently, and a material portion of future revenues are expected to be, derived from contracts supporting NASA, material modifications to our existing contracts or a prohibition against bidding on future U.S. Government contracts would have a material adverse affect on our financial condition and results of operations.

Our business could be adversely affected by a negative audit by the U.S. Government.

U.S. Government agencies, including NASA, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. Government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm that affects our non-governmental business if allegations of impropriety were made against us.

Most of our competitors have much greater financial resources than we do.

The U.S. Government, the governments of other countries, and private companies participate in the highly competitive space industry often as both suppliers and end-users of space services. Our long-term strategy for growth is to commercially exploit space. These strategies could require us to compete with commercial companies such as The Boeing Company, Lockheed Martin Corporation and other large aerospace companies, many of which have existing NASA support contracts, substantially greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations, and larger technical staffs than we have.

United Space Alliance, which is equally owned by The Boeing Company and Lockheed Martin Corporation, is the primary contractor for NASA’s space shuttle program. United Space Alliance is responsible for the day-to-day operation and management of the U.S. space shuttle fleet. United Space Alliance is currently the primary contractor in the market for civil ground operations and payload processing services. We believe that the privatization of space station operations and successor programs will continue to result in intense competitive pressure among contractors to retain their current contracts and/or capture new payload processing work from other contractors. To the extent that these contractors are able to retain or enlarge their roles in payload processing operations, our ability to successfully compete for a share in this market could be impeded, which could have a material adverse effect on our future financial performance.

At present, competition in the United States for our Astrotech spacecraft launch processing services is limited to the California (Vandenberg) launch site, where a competing company called California Commercial Spaceport Systems International is located. California Commercial Spaceport Systems International does not have payload processing facilities in Florida, which is where the majority of U.S. commercial satellite launches occur. However, if California Commercial Spaceport Systems International or another satellite launch processing service provider were to build in Florida, or NASA were to expand its facilities in Florida, our financial performance could be adversely affected.

The Astrotech strategy of extending the life of satellites has been in development for years by Boeing, DARPA, U.S. Navel Research Labs the U.S. Air Force and various European companies. Advancement by these entities or their ability to secure early contracts in this new sector could adversely affect our future growth plans and financial performance.

A branch of the U.S. Government could construct spacecraft ground processing facilities at one or more of the domestic launch sites served by Astrotech which could significantly reduce the number of missions using Astrotech’s facilities.

Astrotech currently provides services for domestic launch sites. In the event that the U.S. Government constructs spacecraft ground processing facilities that would compete with the launch sites currently serviced by Astrotech, there would be a reduced need for use of Astrotech’s facilities. This would result in the U.S. Government competing directly with us for our existing customers in connection to servicing domestic launch sites, which in the aggregate could significantly reduce our revenues. The U.S. Government, as a competitor to Astrotech, may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in this area of spacecraft ground processing facilities. There can be no assurance that we will be able to compete successfully against the U.S. Government as a potential competitor in this area or that these competitive pressures we may face will not result in reduced revenues and market share for us.

Our earnings and margins may vary because many of our contracts are fixed-price contracts.

As of March 31, 2007, we had one significant cost-reimbursable and eleven significant fixed-price contracts. Cost-reimbursable contracts generally have lower profit margins than fixed-price contracts. Our Flight Services and Astrotech spacecraft processing business units’ contracts are mainly fixed-price contracts.

Under fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur and, consequently, any costs in excess of the fixed price are absorbed by us. Cost overruns also may adversely affect our ability to sustain existing programs and obtain future contract awards. Under a fixed-price contract, if we are unable to control costs we incur in performing under the contract, our financial condition and operating results could be materially adversely affected.

We are under a fixed-price contract to construct building improvements for a government client at Astrotech’s facilities and could incur losses or performance penalties in completing the work.

We currently have a contract to construct building improvements for the U.S. Government at Astrotech’s facilities on a fixed-price basis. While a fixed-price contract allows us to benefit from cost savings, it also exposes us to the risk of cost overruns. If the initial estimates we used to calculate the contract price and the cost to perform the work prove to be incorrect, we could incur losses. In addition, this contract has specific provisions relating to cost, schedule, and performance. If we fail to meet the terms specified in such contract, then our cost to perform the work could increase or our price could be reduced, which would adversely affect our financial condition. Moreover, successful performance of this contract depends on our ability to meet production specifications and delivery rates. If we are unable to perform and deliver under contract requirements, our contract price could be reduced through the incorporation of performance penalties, such as liquidated damages, termination of the contract for default, or other financially significant exposure. Thus, this fixed-price contract has a substantial risk for potential losses if our estimated costs exceed our estimated price or if we cannot perform in accordance with the terms of the contract.

Most of the costs for our Astrotech business unit are fixed regardless of the number of spacecraft that are processed at our facility.

The primary costs related to our Astrotech business unit are associated with operating and running our three spacecraft launch processing facilities. These costs remain relatively unchanged regardless of whether or not customers are using the facilities. As a result, if we do not properly estimate the number of satellites that will be processed when calculating our price structure for our spacecraft processing services, our financial results could be adversely affected.

Our financial results could be adversely affected if the estimates that we use in accounting for contracts are incorrect and need to be changed.

Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. The estimation of total revenues and cost at completion for many of our contracts is complicated and subject to many variables. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Incentives or penalties related to performance on contracts are considered in estimating revenue and profit rates, and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award and incentive fees are also used in billing customers and estimating revenue and profit rates based on actual and anticipated awards. If our performance under a cost reimbursable contract results in an award fee that is lower than we have estimated, we would be required to refund previously billed fee amounts and would have to adjust our revenue recognition accordingly. If our performance was determined to be significantly deficient, we may be required to reimburse our customer for the entire amount of previously billed awards.

Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances, or estimates may adversely affect future period financial performance.

If we are unable to find users of future products we develop without a contract for such product, we will have to write-off the value of such assets.

We have in the past, and expect to continue in the future, to fund development of certain projects prior to being awarded a contract for such projects. No assurances can be made that any funds we may spend in the future in connection with the development of new products will lead to the award of a contract or that any such contract will be awarded on terms that are economically favorable to us. In addition, we depreciate space hardware, and intend to depreciate future capital assets that are dedicated to supporting the space shuttle over a period that approximates the useful life of the space shuttles. However, since we do not expect to receive additional contracts for the use of our modules, we will be required to write-off the remaining value of our modules. In addition, in the event we are not awarded contracts for the use of future products or services, we could be required to write-off the value of any future capital assets, and/or costs of prepaid services performed, which could have a material adverse effect on our financial condition and results of operations.

Our spacecraft payload processing facilities are specifically designed to process satellites and other payloads and we would lose a substantial portion of their value if we no longer provided these services.

Our Astrotech spacecraft processing facilities and the payload processing facilities for our Flight Services business unit were built specifically to process satellites and our modules and integrated cargo carriers. These facilities are not well suited for other uses. Currently, our Astrotech facilities in Titusville, Florida are depreciated using the straight-line method over their estimated useful lives which range from 16 to 40 years. If we were required to terminate our satellite or module processing businesses, the value of these facilities would be significantly impaired. In addition to having to take a substantial write-down of the value of our Titusville, Florida facility on our books, if we attempted to sell this facility we do not think that we would be able to recover the amounts we have invested. If we were able to sublease our leased facilities, we do not think such subleases would be sufficient to cover our current rental payments. Due to our substantial capital expenditures for our spacecraft processing facilities and the limited uses of these facilities, the termination of operations at our Titusville, Florida facility that we own, or one or more of our other leased facilities could have a material adverse effect on our financial condition and results of operations.

We incur substantial costs in preparing proposals to bid on contracts that we may not be awarded.

Preparing a proposal to bid on a contract is generally a three to six month process. This process is time consuming and results in the incurrence of substantial costs that are generally not reimbursable even if the contract is awarded. We have prepared proposals for and bid on contracts that were not awarded to us in the past and anticipate that we could incur substantial costs related to contracts that are not ultimately awarded to us in the future. In addition, even if we are awarded a contract, we generally do not begin performing work for several months after the bidding process is complete. If funding problems by the party awarding the contract or other matters further delay our commencement of work on the contract, these delays may lower the value of the contract to us, even rendering it unprofitable.

Because our operating results are highly dependent on the timing of space shuttle missions and spacecraft launches, they may fluctuate significantly from quarter to quarter.

Our microgravity product processing strategy relies on sending our payload samples to and from space which requires us to rely on access to space on-board the space shuttle, Progress, Soyuz, ATV, Falcon, HTV, ARCTUS or K-1 rockets. The timing and availability of space shuttles or spacecraft missions that could carry our samples, the availability of third party launch vehicles, the number and types of missions flown, the number and timing of satellite launches that use our Astrotech spacecraft processing facilities, and other factors can cause our results of operations to fluctuate significantly from quarter to quarter.

Most obligations under our contracts, including contract-related engineering, research and development, and selling, general and administrative expenses, are recorded in the periods in which they are incurred. Accordingly, we may report routine operating losses in quarters in which no space missions are in process.

In addition, we have incurred significant losses in the past and, as such, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Compliance with environmental and other government regulations could be costly and could negatively affect our financial condition.

Our business, particularly our Astrotech spacecraft processing business unit, is subject to numerous laws and regulations governing the operation and maintenance of our facilities and the release or discharge of hazardous or toxic substances, including spacecraft fuels and oxidizers, into the environment or otherwise relating to environmental protection. Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil, and criminal penalties in the event of a violation of these laws, or a release of a hazardous substances at or from our facilities, and such liabilities could have a material adverse effect on our business, financial condition, and results of operations.

Our failure to comply with U.S. export control laws and regulations could adversely affect our business.

We are obligated by law and under our NASA contracts to comply, and to ensure that our subcontractors comply, with all U.S. export control laws and regulations, including the International Traffic in Arms Regulations and the Export Administration Regulations. We are responsible for obtaining all necessary licenses or other approvals, if required, for exports of hardware, technical data, and software, or for the provision of technical assistance. We are also required to obtain export licenses, if required, before utilizing foreign persons in the performance of our NASA contracts if the foreign person will have access to export-controlled technical data or software. The violation of any of the applicable export control laws and regulations, whether by us or any of our subcontractors, could subject us to administrative, civil, and criminal penalties.

Our inability to maintain required government security clearances or the impact of foreign ownership or control could result in a loss of potential future spacecraft ground processing and other opportunities.

In order to be a service and product provider for spacecraft ground processing and other related activities, we are required to maintain certain government security clearances and we must comply with laws that limit foreign ownership and control. We may be subject to regulatory action and possibly other sanctions, if we fail to comply with applicable laws and regulations relating to required security clearances and foreign ownership and control. This could harm our reputation, our prospects for future work and our operating results. Failure to comply could also result in the termination of current operations. A finding by the U.S. government that we are not in compliance with security clearance standards could materially and adversely affect us. Similarly, a finding by the U.S. government that we are not in compliance with foreign ownership and control laws or other related legislative requirements could materially and adversely affect us.

Our facilities located in Florida and California are particularly susceptible to damage caused by hurricanes, earthquakes, or other natural disasters.

Our largest Astrotech spacecraft processing facility, which we own, and our leased Flight Services facility on the east coast of Florida are particularly susceptible to damage caused by hurricanes or other natural disasters. In addition, our leased launch processing facilities at Vandenberg Air Force Base and the facilities we operate at the Port of Long Beach are subject to damage caused by earthquakes. The extent to which the buildings located at these facilities are designed to sustain natural disasters varies. Although we insure our properties and maintain business interruption insurance, there can be no assurance that such insurance would be sufficient. If a severe hurricane, earthquake, or other natural disaster materially affected any of these facilities, our financial condition and results of operations could be adversely affected.

The loss of key management and other employees could have a material adverse effect on our business.

We are dependent on the personal efforts and abilities of our senior management, and our success will also depend on our ability to attract and retain additional qualified employees. We do not maintain key man insurance with any of these employees. Failure to attract personnel sufficiently qualified to execute our strategy, or to retain existing key personnel, could have a material adverse effect on our business.

A long and protracted restructuring could cause us to lose key management and technical employees and otherwise adversely affect our business.

If we fail to consummate the exchange offer on a timely basis, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the exchange offer. A protracted financial restructuring would further disrupt our business and would divert the attention of our management from operation of our business and implementation of our business plan. It is likely that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees, including the most senior members of management. It is also likely a prolonged financial restructuring or bankruptcy proceeding would cause us to lose customer contracts or be ineligible to obtain government contracts. Such losses or key management employees would likely make it difficult for us to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation, financial condition, and the value of our notes and capital stock may be adversely affected.

Beginning with our report for the fiscal year ending June 30, 2008, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 10-K, which is to include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. The report will also be required to include a statement that our independent auditors have issued an attestation report on management’s assessment of our internal control over financial reporting.

In order to achieve compliance with Section 404 within the prescribed period, management is utilizing outside consultants to aid us in the adoption of a detailed project work plan that assesses the adequacy of our internal control over financial reporting, remediates any control weaknesses that may be identified, validates through testing that controls are functioning as documented, and implements a continuous reporting and improvement process for internal control over financial reporting. However, we may not be able to complete the work necessary for our management to issue its management report in a timely manner, or any work that will be required for our management to be able to report that our internal control over financial reporting is effective. In addition, our independent auditors may not be able to issue an attestation report on management’s assessment. Our failure to comply with Section 404, including issuing the management report and obtaining the attestation report, may materially adversely affect our reputation, our financial condition, and the value of our securities, including our outstanding notes, exchange units, and common stock. Furthermore, our costs of compliance with Section 404, including the cost of remedying any identified weaknesses, could be material and could adversely affect our financial condition and results of operations.

Risks Related to the Exchange Offer

If we are unable to effect the exchange offer, we may file for bankruptcy, which could have a material adverse effect on our business.

If we are unable to complete the exchange offer for any reason, we may restructure through a bankruptcy proceeding. Our ability to restructure in bankruptcy is subject to numerous risks, including the following:

•	We may lose customers in bankruptcy because our services are critical to our customers’ businesses.

•	The costs of bankruptcy will significantly exceed the costs of an out-of-court transaction.

•	We may be unable to arrange debtor-in-possession financing or otherwise finance our operations during bankruptcy.

Any alternative restructuring through a bankruptcy proceeding could be on terms less favorable than those set forth in this exchange offer. If a bankruptcy proceeding were to occur, there is a risk that your ability to recover your investments would be substantially delayed and more impaired than under the proposed exchange offer. The expenses of any bankruptcy case could reduce the assets available for payment or distribution to our creditors, including holders of the Junior Notes and Senior Notes. In addition, a bankruptcy proceeding (either voluntary or involuntary) may not increase the amount of any payment or distribution that you, as a tendering holder, would receive. In fact, a bankruptcy proceeding could reduce such amount and, in any event, would delay any payment or distribution.

Even if the exchange offer is successfully consummated, we will still need substantial additional capital.

Our capital requirements for continuing operations consist of our general working capital needs, scheduled principal and interest payments on our debt obligations, certain contractual commitments, and capital expenditures. This includes short-term capital to finance continuing operations at the end of 2007, and long-term capital to finance our growth. Our capital resources which are solely comprised of cash reserves and cash generated from operations, may not be sufficient to meet these capital requirements. While we believe that the exchange offer would help address our foreseeable refinancing risk related to the Junior Notes that mature in October 2007, there is no assurance that the exchange offer will be sufficient to alleviate our liquidity issues due to a lack of capital resources. In addition, with the conclusion of STS-118 in August 2007, we expect to have a material decrease in our revenue from our Flight Services business, which has accounted for over 70% of our consolidated revenue during the first nine months of fiscal year 2007. Moreover, our revolving credit line expired on February 11, 2007. As a result, in order to continue to fund our current operations, we will need additional capital. No assurance can be given that we will be able to obtain a new sources of capital on terms that are acceptable to us. If we are unable to obtain new capital, we may be forced to subject ourselves to bankruptcy, reorganization, liquidation, dissolution or similar proceeding.

Holders of outstanding notes who do not participate in the exchange offer may be paid the principal amount of their outstanding notes before the liquidation preference of the Series C Convertible Preferred Stock and common stock received in the exchange offer.

The outstanding notes represent indebtedness rather than equity. If the exchange offer is completed, in the case of a subsequent bankruptcy or liquidation, any notes not tendered in this exchange offer would be repaid prior to any payment to you, as a tendering noteholder and then current holder of Series C Convertible Preferred Stock and common stock.

The exchange offer will result in a small number of noteholders being able to control the voting rights of our capital stock.

We will issue exchange units in the exchange offer. If all of our noteholders exchange their outstanding notes in the exchange offer, holders of the exchange units will be able to cast over 80% of the votes in the election of directors and other matters submitted to stockholders, and will be entitled to receive at least 80% of any dividends or other distributions made to holders of our common stock. The noteholders that have expressed their intent to tender own approximately 72% of the outstanding principal amount of Junior Notes and approximately 85.8% of the outstanding principal amount of Senior Notes, and will receive in the aggregate exchange units that will control over 70% of our voting power. Therefore, if the exchange offer is consummated, a small number of noteholders will control us.

You may suffer adverse consequences if you do not exchange your outstanding notes.

We believe that the liquidity of the outstanding notes will be adversely affected even if the exchange offer is consummated. In addition, you will be bound by the amendments to the indenture for the Senior Notes even if you do not consent and exchange your Senior Notes. Adoption of the amendments may make the Senior Notes less desirable and may adversely effect the value of the Senior Notes. We do not currently intend, nor are we required, to purchase any Senior Notes not exchanged in the exchange offer.

If you do not exchange the outstanding notes that you hold in this exchange offer, the liquidity of the outstanding notes in the secondary market may be significantly reduced.

Any outstanding notes tendered and exchanged in this exchange offer will significantly reduce the aggregate principal amount of the outstanding notes. As a result, the trading market for outstanding notes that remain outstanding after the exchange offer is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading may command a lower price than would a comparable debt security with a larger principle amount available for trading. A reduced principle amount available for trading may also make the trading price of outstanding notes that are not exchanged in the exchange offer more volatile.

Restructuring our obligations under our outstanding notes has resulted in increased costs to us.

We are incurring significant restructuring costs in connection with the exchange offer. The exchange offer has also resulted in significant costs to us as we pay professional fees related to evaluating our restructuring alternatives and pursuing the exchange offer. These increased costs may have a material adverse effect on our financial condition.

If you, as a holder of the outstanding notes, have claims against us resulting from your acquisition or ownership of the Junior Notes and Senior Notes, you will give up those claims if you exchange your outstanding notes.

By tendering your outstanding notes in the exchange offer, upon closing of the exchange offer, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against:

•	Us, our affiliates and our stockholders, and

•

Our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our affiliates and our stockholders arising from, related to, or in connection with, your acquisition or ownership of the outstanding notes, including claims for accrued interest, unless those claims arise under federal or state securities laws. Because it is not possible to estimate the likelihood of the success in pursuing these legal claims or the magnitude of any recovery to which you ultimately might be entitled, it is possible that the consideration you receive in the exchange offer will have a value less than the value of the legal claims you are relinquishing. Moreover, holders who do not tender their outstanding notes for exchange and former holders who have already sold their outstanding notes will continue to have the right to prosecute their claims against us.

If you participate in the exchange offer, you will lose your rights under the existing indentures.

If you tender your notes, you will receive new securities but will lose all rights associated with the underlying indentures. The indentures obligate us to pay holders a certain amount of interest, which you, as a tendering holder, will forfeit.

Consideration paid to you, as a tendering holder, in the exchange offer, could be subject to avoidance as a preferential transfer.

There is a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the exchange offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the exchange offer) and if certain other conditions were met, the consideration paid to you, as a tendering holder, in the exchange offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from you and possibly from subsequent transferees.

Risks Related to the Exchange Units

We cannot assure you that the value of the exchange units that you will receive will be equal to or greater than the outstanding notes that you tender for exchange.

We have not undertaken a valuation with respect to the exchange ratios for the exchange offer of the outstanding notes. Our board of directors has made no determination that the exchange ratios represent a fair valuation of the outstanding notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. We cannot assure you that if you tender your outstanding notes you will receive the same or greater value than if you choose to keep them.

There is no public market for the Series C Convertible Preferred Stock, and an active trading market for the new securities may not develop.

Shares of the Series C Convertible Preferred Stock are new securities for which there is no market. An active trading market for the Series C Convertible Preferred Stock is unlikely to develop, and any market that develops may not last. We do not intend to apply for listing of the Series C Convertible Preferred Stock on any securities exchange or other stock market. It is possible that any market for the Series C Convertible Preferred Stock will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the Series C Convertible Preferred Stock, regardless of our prospects and financial performance. You may not be able to sell your Series C Convertible Preferred Stock when you want and, if you do sell, you may not be able to receive the price you want.

The trading prices for the Series C Convertible Preferred Stock could be directly affected by the trading prices for our common stock, which are impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Series C Convertible Preferred Stock as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the Series C Convertible Preferred Stock to the extent shares of the Series C Convertible Preferred Stock are traded.

The price at which our common stock trades has fluctuated significantly and may continue to be highly volatile. From July 1, 2006 through June 30, 2007, the sale price of our common stock, as reported on the NASDAQ, has ranged from a low of $0.39 to a high of $2.04 per share. In addition, the stock market in general has from time to time experienced significant price and volume fluctuations that have affected the market prices for companies like ours.

The issuance of common stock and Series C Convertible Preferred Stock will dilute the ownership interest of existing shareholders.

As of August 31, 2007, we had 13,027,196 shares of our common stock outstanding while, at the closing of the exchange offer we will issue up to 37,409,626 shares of common stock and the Series C Convertible

Preferred Stock will be convertible up to 104,972,850 shares of our common stock. Any sales in the public market of the common stock issuable in the exchange offer or upon conversion of the Series C Convertible Preferred Stock could adversely affect prevailing market prices of our common stock. In addition, the existence of the Series C Convertible Preferred Stock may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the Series C Convertible Preferred Stock and our common stock, all of which could have an adverse impact on the market price of the Series C Convertible Preferred Stock and the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

The conversion rate of the Series C Convertible Preferred Stock may not be adjusted for all dilutive events.

The conversion rate of the Series C Convertible Preferred Stock is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Series C Convertible Preferred Stock—Conversion.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Series C Convertible Preferred Stock or our common stock. We cannot assure you that an event that adversely affects the value of the Series C Convertible Preferred Stock or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock, the value of the Series C Convertible Preferred Stock and our ability to raise funds in new stock offerings.

We are not restricted from issuing additional common stock during the life of the Series C Convertible Preferred Stock and have no obligation to consider your interests for any reason. Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Series C Convertible Preferred Stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the Series C Convertible Preferred Stock.

We may incur an income tax liability as a result of the exchange offer.

If the outstanding notes or the exchange units are publicly traded for U.S. income tax purposes, we may recognize cancellation of indebtedness income for tax purposes which may be subject to reduction, including by offset against available net operating loss deductions. No assurances can be given, however, that net operating losses will be available to us, and, we may incur a U.S. federal and/or state income or alternative minimum tax liability arising from cancellation of indebtedness income, if any, recognized in the exchange. In addition, to the extent that available net operating losses are used to offset cancellation of indebtedness income, if any, such net operating losses will be unavailable as a potential offset to future income. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to the Company—Discharge of Indebtedness Income.”

The conversion of the Series C Convertible Preferred Stock into our common stock may limit our ability to use our net operating losses to offset future taxable income.

An “ownership change” occurs for purposes of Section 382 of the Internal Revenue Code of 1986 if, under certain circumstances, there is a cumulative change of more than 50% of our common stock, as determined under tax rules, within a three year period. If we undergo an ownership change, we believe that the amount of net operating losses that will be available to use to offset our taxable income for taxable periods, or portions thereof, beginning after the ownership change will be limited under Section 382 of the Internal Revenue Code of 1986. The conversion of the Series C Convertible Preferred Stock, future equity issuances or transactions among shareholders may trigger an ownership change for U.S. federal income tax purposes. If we undergo an ownership change, we may have less cash available with which to satisfy our obligations.

The shares of Series C Convertible Preferred Stock may not become convertible into shares of common stock.

Shares of the Series C Convertible Preferred Stock will not be convertible until such time as our stockholders approve an increase in our authorized common stock. Although the holders of the Series C Convertible Preferred Stock will have certain rights under the terms thereof, a failure to obtain such stockholder approval will prevent a holder of the Series C Convertible Preferred Stock to convert into our common stock.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange units in this exchange offer and consent solicitation, nor will we receive any cash proceeds upon conversion of the Series C Convertible Preferred Stock.

CAPITALIZATION

The following table sets forth our unaudited historical consolidated indebtedness and capitalization as of March 31, 2007 and our pro forma consolidated indebtedness and capitalization as of March 31, 2007 assuming the exchange of all outstanding notes for exchange units. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference in this offering memorandum.

	March 31, 2007
(amounts in thousands except share and per share data)	Reported	Pro Forma
Cash & Investments:
Cash and cash equivalents (excluding restricted cash)	$12,328	$12,328

Capitalization:
Debt:
8.0% subordinated convertible notes due October 15, 2007	$10,306	$—
5.5% senior subordinated convertible notes due October 15, 2010	$52,944	$—

Total debt	63,250	—
Preferred stock, no par value, 2,500,000 shares authorized
Series B Convertible Preferred Stock, 1,333,334 shares issued and outstanding at March 31, 2007 (liquidation preference of $12,000)	11,892	—
Series C Convertible Preferred Stock, 71,850(1) shares issued and outstanding on pro forma basis, convertible into 104,972,850 common shares, no liquidation preference	—	52,469
Shareholders equity:
Common stock, no par value, 70,000,000(2) shares authorized, 13,105,313 shares outstanding at March 31, 2007 and 50,436,822 shares pro forma	84,105	102,810
Treasury stock, 116,100 shares at cost	(117)	(117)
Additional paid-in capital	502	502
Accumulated deficit(3)	(96,347)	(94,857)

Total stockholders equity	$35	$60,807

Total Capitalization	$63,285	$60,807

(1)	Assumes 71,850 shares of Series C Convertible Preferred Stock are issued in the exchange valued based upon conversion into 104,972,850 shares of common stock at a value of $0.50 per share at time of issue.
(2)	Assumes 37,409,626 shares of common stock are issued in the exchange at a value of $0.50 per share at time of issue.
(3)	Assumes a gain on debt extinguishment of $4.0 million less transaction costs of $0.75 million and unamortized deferred financing costs of $1.7 million. This gain is significantly impacted by the value of our common stock as discussed in footnote (1) and (2) above and thus may be greater than or less than this amount at the time the exchange offer expires.

UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements for the fiscal year ended June 30, 2006 and our unaudited financial statements as of and for the nine-month period ended March 31, 2007 and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such period, all of which are incorporated by reference into this offering memorandum. See “Where You Can Find More Information.”

The unaudited pro forma financial statements give effect to the financial impact of the consummation of the exchange offer, as if the exchange offer was consummated on the date or at the beginning of the periods indicated including:

•	The tender and cancellation of $10.3 million of the existing Junior Notes;

•	The tender and cancellation of $52.9 million of the existing Senior Notes;

•	The tender and cancellation of 1,333,334 shares, representing all of Series B Convertible Preferred Stock;

•	The issuance of 37,409,626 shares of common stock;

•	The issuance of 71,850 shares of Series C Convertible Preferred Stock which is convertible into 104,972,850 shares of common stock;

•	The termination of interest accrual and payment after April 15, 2007; and

•	The payment of fees and expenses related to the exchange offer.

The unaudited pro forma financial statements assume that the exchange takes place at a market value for our common stock of $0.50 per share. The value of the common stock, and accordingly the value of the Series C Convertible Preferred Stock, will significantly impact the gain (or loss) on the debt extinguishment recorded.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the restructuring transactions actually been consummated on the dates or at the beginning of the periods presented. The unaudited pro forma financial statements were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of pro forma financial statements. Moreover, our accountants have not examined, compiled or applied any procedures to the pro forma financial statements in accordance with standards established by the American Institute of Certified Public Accountants and express no opinion or any assurance on their reasonableness, accuracy or achievability.

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

Assets	March 31, 2007 (unaudited)	Adjustments	Pro Forma
Current assets
Cash and cash equivalents (1)	$12,328	$(750)	$11,578
Restricted cash	7,181		7,181
Accounts receivable, net	11,528		11,528
Inventory	2,369		2,369
S/T note receivable, net	72		72
Prepaid expenses and other current assets	892		820

Total current assets	34,298	(750)	33,548

Property and equipment
Flight assets	49,809		49,809
Module improvements in progress	1,824		1,824
Payload processing facilities	42,571		42,571
Furniture, fixtures, equipment and leasehold improvements	18,467		18,467

	112,671	—	112,671
Less accumulated depreciation and amortization	(54,994)		(54,994)

Property and equipment, net	57,677	—	57,677
Deferred financing costs, net (2)	1,728	(1,728)	—
L/T note receivable, net	189		189
Other assets, net	1,048		1,048

Total assets	$94,940	$(2,478)	$92,462

Liabilities and Stockholders’ Equity
Current liabilities
Convertible subordinated notes payable – 8.0%	$10,306	$(10,306)	$—
Accounts payable	696		696
Accounts payable-EADS	5,263		5,263
Accrued interest	1,723		1,723
Accrued expenses	1,551		1,551
Accrued subcontracting services	9,270		9,270
S-T deferred gain on sale of buildings	221		221
Advances on construction contract	7,143		7,143
S-T Customer deposit	3,106		3,106
Deferred revenue, current portion	1,397		1,397

Total current liabilities	40,676	(10,306)	30,370

Accrued contract cost and other	78		78
L-T Deferred gains on sale of buildings	1,207		1,207
Senior convertible notes payable 5.5%	52,944	(52,944)	—

Total liabilities	94,905	(63,250)	31,655

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, convertible, authorized 2,500,000 shares, issued and 1,333,334 shares, (liquidation preference of $9.00/share)	11,892	(11,892)	—
Preferred stock, no par value, convertible into common stock 71,850 shares convertible into 104,972,850 of shares of common stock (3)	—	52,469	52,469
Common stock, no par value, 30,000,000 shares authorized, 13,105,313 shares outstanding at March 31, 2007 and 37,409,626 shares outstanding pro forma	84,105	18,705	102,810
Treasury stock, 116,100 and 116,100 shares, respectively, at cost	(117)		(117)
Additional paid-in capital	16		16
Deferred stock-based compensation	486		486
Accumulated deficit (4)	(96,347)	1,490	(94,857)

Total stockholders’ equity	35	60,772	60,807

Total liabilities and stockholders’ equity	$94,940	$(2,478)	$92,462

(1)	Assumes cash payment of $750,000 for offering expenses.
(2)	Acceleration of remaining unamortized bond expenses.
(3)	71,850 shares of Series C Convertible Preferred Stock that is convertible into 104,972,850 shares of common stock.
(4)	Assumes a gain on debt extinguishment of $4.0 million offset by offering expenses of $0.8 million and $1.7 million of expenses associated with the acceleration of the remaining bond issue expenses.

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Nine Months Ended March 31, 2007	Adjustments	Pro Forma
Revenue	$39,932	$—	$39,932
Costs of revenue	31,962	—	31,962

Gross profit	7,970	—	7,970

Operating expenses:
Selling, general and administrative (1)	7,963	750	8,713
Research and development	542	—	542

Total operating expenses	8,505	750	9,255

Loss from operations	(535)	(750)	(1,285)
Interest expense (2)	(3,225)	(1,728)	(4,953)
Interest and other income, net	624	—	624

Loss before income taxes	(3,136)	(2,478)	(5,614)
Income tax benefit	69	—	69

Net loss (3)	$(3,067)	$(2,478)	$(5,545)

Loss per share:
Loss per share – basic	$(0.24)	$(0.19)	$(0.43)

Shares used in computing net loss per share – basic and diluted	12,916,027	12,916,027	12,916,027

(1)	Assumes $750,000 for legal expenses for the offer.
(2)	Acceleration of remaining debt issuance costs of $1.8 million.
(3)	Excludes an estimated gain on debt extinguishment of $4.0 million as this is a non-recurring item which includes the accrued interest expense as of the date of the exchange.

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Twelve Months Ended June 30, 2006	Adjustments	Pro Forma
Revenue	$50,746	$—	$50,746

Costs of revenue	40,572	—	40,572

Impairment of flight asset	6,283	—	6,283

Gross profit	3,891	—	3,891

Operating expenses
Selling, general and administrative (1)	10,672	750	11,422
Research and development	410	—	410

Total operating expenses	11,082	750	11,832

Loss from operations	(7,191)	(750)	(7,941)
Interest expense (2)	(5,511)	(1,728)	(7,239)
Interest and other income	337	—	337

Loss before income taxes	(12,365)	(2,478)	(14,843)
Income tax (expense) benefit	(32)	—	(32)

Net loss (3)	$(12,397)	$(2,478)	$(14,875)

Loss per share
Net loss per share – basic	$(0.97)	$(0.19)	$(1.17)
Shares used in computing net loss per share – basic	12,743,533	12,743,533	12,743,533

(1)	Assumes $750,000 for legal expenses for the offer.
(2)	Acceleration of remaining debt issuance costs of $1.3 million.
(3)	Excludes an estimated gain on debt extinguishment of $4.0 million as this is a non-recurring item which includes the accrued interest expense as of the date of the exchange.

Cash Flow Projections

In our quarterly report on Form 10-Q for the period ended March 31, 2007 we included in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources, a table of projected cash inflows and outflows for the remainder of calendar year 2007. The projection of cash inflows and outflows was not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, our accountants have not examined, compiled or applied any procedures to the projections in accordance with standards established by the American Institute of Certified Public Accountants and express no opinion or any assurance on their reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by our management. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can by no assurance that the projections will be realized and actual results may be materially more or less favorable that those contained in the projections.

The inclusion of the projections in this offering memorandum should not be regarded as an indication that we, our board of directors, or any of our financial advisors considered or consider the projections to be a reliable prediction of future events and the projections should not be relied upon as such. Neither we, our board of directors or our financial advisors intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or to otherwise have changes.

As of March 31, 2007, we had $12.3 million in cash and cash equivalents on hand. In addition, as of March 31, 2007, we held restricted cash in the amount of $7.2 million that represented prepayments under a contract with an agency of the federal government to construct substantial building improvements for their benefit at one of our payload processing facilities. The restricted cash is excluded from our projections of cash inflows and outflows. The analysis did not give effect to the consummation of the exchange offer, which if consummated will result in a cash reduction of approximately $750,000 in the first and second quarters of our fiscal year 2008.

Below are the quarterly cash flow projections for the remainder of calendar year 2007, which include all of the $10.3 million of Junior Notes and $1.8 million of interest being paid when due:

	(Dollars in thousands)
	Quarter Ending 6/30/2007	Quarter Ending 9/30/2007	Quarter Ending 12/31/2007
Cash receipts expected on contracted work	15,869	12,814	6,406
Expected cash cost of operations	(15,608)	(11,676)	(6,245)
Astrium ICC/VCC leases	(3,704)	—	—
Interest and debt service	(1,868)	—	(12,174)

Net change in cash	(5,311)	1,138	(12,013)

Projected ending cash balance	7,017	8,155	(3,858)

Junior Notes committed to exchange			7,424
Interest on Junior Notes and Senior Notes committed			1,546

			5,112

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pre-tax income from continuing operations, amortization of capitalized interest and fixed charges minus capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and one third of rent expense, which we estimate represents the interest associated with rental expense.

	Years Ended June 30,					Nine Month Period Ended March 31,
	2002	2003	2004	2005	2006	2007
Ratio of Earnings to Fixed Charges(1)(2)	—	—	1.27	1.81	—	1.82

(1)	For the years ended June 30, 2002, 2003 and 2006, earnings were insufficient to cover fixed charges by $4,424, $82,632, and $12,365, respectively. Accordingly, such ratios have not been presented.
(2)	The interest factor represents one-third of lease expense, which management believes is representative of the interest component of lease expense.

BUSINESS

We provide a range of products and services that focus on the needs of industry, governments and academia requiring access to, and utilization of the unique environment of space. We employ a staff of engineers and technicians who have supported approximately 250 manned and unmanned missions to space from multiple locations worldwide, including 23 space shuttle missions. We offer products and services in the following areas:

•	Expertise in qualifying hardware for spaceflight and the habitability and occupational challenges of space;

•	Facilities and support services necessary for the preparation of satellites and payloads for launch;

•	Engineering, analysis, and payload operations services;

•	Program integration and control; and

•	Product design, development, and fabrication.

Background of the Restructuring

Until August 2007, our primary source of revenues and cash flows was our SPACEHAB Flight Services unit. This business unit represented 70% of our consolidated revenues during the first nine months of fiscal year 2007. For the reasons discussed below, in August 2007, the largest contract for our Flight Services unit concluded and we terminated our leases of the principal assets we used in this business unit. As a result, our revenues and cash flows from operations will be substantially less in the future.

We currently have $10,306,000 of Junior Notes which mature in October 2007 and $52,944,000 of Senior Notes which mature in October 2010. If we do not consummate the exchange offer, we do not anticipate that we will be able to make the principal payments due on our Junior Notes in October 2007 without additional financing. In addition, without additional financing, we do not anticipate that we will be able to make the interest or principal payments on our Senior Notes when they come due.

We are in the process of restructuring our business operations. We plan to use our substantial experience to develop new products and services for the international space business. However, we have not developed many of these products or services and currently do not have any contracts or arrangements to do so. We cannot assure you that we will be able to successfully develop these new products and services in the future. We anticipate that we will require substantial additional capital to develop new products and services, and that this additional financing will likely substantially dilute holders of our common stock, including those that tender in the exchange offer.

Our Business Units

Our company is currently comprised of three primary business segments which provide the following products and services to the government and commercial markets. Our business units include:

SPACEHAB Flight Services. The primary goal of our Flight Services business unit is to enable government and commercial enterprises to overcome the accessibility, habitability and occupational challenges of space. To meet our clients’ specific mission requirements, we offer a range of engineering, research, logistics, integration, operations, and ground support services. Through this business unit, we will continue to offer a full range of ground-based pre- and post-flight experiment, cargo, and payload processing services as well as on-orbit operations support. Additionally, we are supporting contracts for ongoing flight hardware manufacturing projects in support of NASA and international customers.

Astrotech Space Operations. Our Astrotech business unit provides modern facilities and support for the preparation of multi-million dollar satellites and payloads for launch on expendable launch vehicles. Since 1985, our Astrotech business unit has been providing government and commercial customers with a commercial alternative to using government-owned facilities to prepare their satellites for launch in the United States. Astrotech currently has long-term contracts in place with NASA, United Launch Alliance, National Reconnaissance Office and Sea Launch, LLC. During the first nine months of fiscal year 2007, Astrotech accounted for 18% of our consolidated revenues.

SPACEHAB Government Services. For over 30 years, our Government Services business unit has provided large scale program technical support and specialized engineering analysis, products, and services to NASA and other customers. Our Government Services business unit derives most of its revenue under ARES’ contract to provide configuration and data management services within NASA’s Program Integration & Control contract for the International Space Station. The base contract period extends through September 2008 and can be extended for two additional one year terms at the election of our NASA customer. Under this contract, we facilitate the assurance that the tens of thousands of pieces of hardware and software parts and components meet approved design and the configuration requirements for the International Space Station. During the first nine months of fiscal year 2007, our Government Services business unit accounted for 12% of our consolidated revenues.

New Business Vision

In anticipation of the planned 2010 space shuttle retirement, we began developing new products and services. We are now focusing our business on using our core capabilities for the commercial exploitation of space. These new business initiatives include the following:

•	Processing products and services in microgravity;

•	Commercializing products manufactured in microgravity;

•	Commercializing products developed for use in the space industry;

•	Acquiring other U.S. space contractors; and

•	Providing end-to-end services for commercial and government satellite operations.

We have not developed many of the products or services and currently do not have contracts or other arrangements to provide these products and services. We cannot assure you that we will be able to successfully develop these new products and services in the future. We anticipate that we will require substantial additional capital to develop these new products and services, and that this additional financing will likely substantially dilute current holders of our common stock.

The following is a summary of our new business initiatives.

Microgravity

Overview. In the early days of the space program, it was determined that the effects of microgravity provided a unique environment that could potentially benefit humans. Over the life of the space shuttle and International Space Station programs, NASA has spent billions of dollars on microgravity infrastructure and research experiments in order to understand these effects. We have been responsible for the logistics for several hundred of these experiments on the space shuttle, the Russian Progress vehicle, the Mir Space Station, and the International Space Station.

On August 14, 2007, in an announcement that we believe bolsters the development of our microgravity business, NASA stated that it was seeking private industry proposals for research and manufacturing concepts and opportunities onboard the International Space Station. This announcement, along with Congress’ designation of the International Space Station as a National Laboratory, indicates NASA’s desire to open the International Space Station for the benefit and profit of commercial projects. Because of our experience with microgravity, we believe that we are well positioned to transition from handling the logistics of microgravity research projects to a fully commercialized microgravity design, transportation and processing operation.

Microgravity Mission Design Initiative. Based upon our microgravity logistics experience, we expect to prepare and send complex processing facilities to space. This end-to-end service requires our core capabilities including:

•	Payload analysis;

•	Process and control analysis;

•	Product design;

•	Flight hardware manufacturing;

•	Hardware test and certification;

•	Robotic facility development;

•	Payload containment systems;

•	Data communication systems; and

•	Safety analysis and certification.

Microgravity Transportation Initiative. SPACEHAB microgravity transportation will encompass the planning and preparation of microgravity payloads for installation and launch on a variety of launch systems including the space shuttle, Russian Soyuz, Progress and Photon, European ATV, Japanese HTV, our planned ARCTUS spacecraft, the SpaceX Corporation’s Dragon and Rocketplane Kistler’s K-1. These preparations will include preparing complex life science and material processing payloads to survive the extremities and complexities of a launch to microgravity. We expect to provide specialized transportation of payloads to the launch site and integrate payloads into the launch vehicle. Returning payloads will then be recovered at the landing site where our personnel will remove the payload and transport it to the post processing destination.

Microgravity Processing Initiative. As part of our microgravity processing initiative, we have analyzed the results of a number of the experiments that we were logistically responsible for on the space shuttle, the Russian Progress vehicle, the Mir Space Station, and the International Space Station. We have targeted potential products that we believe can be developed in microgravity, that are within our core capabilities and that we believe provide proven value. In anticipation of this function, our Logistics Training Module, located at the SPACEHAB Payload Processing Facility in Cape Canaveral Florida, is being retrofitted as a training facility for applications under our new microgravity processing initiative. We believe that this training facility will assist us with executing the very complex in-space processing procedures that will be necessary for us to successfully produce products developed in microgravity that are capable of being commercialized. In addition, we expect to also improve upon microgravity processing hardware, software, and production techniques to further improve our on-orbit processing capabilities and results. This includes remote process controls, robotics, data communications and flight hardware design and certification.

SpaceTech Initiative. In 2007, SpaceTech was formed to serve as a ‘technology incubator’. Through SpaceTech, we intend to commercialize products that we plan to produce in microgravity, secure the rights to and commercialize hardware and software designed for and used in space, and manufacture, sell, and distribute the end product to government and commercial consumers. SpaceTech has identified the following products that are in various stages of their product life cycles:

•

Under a Space Act Agreement with NASA, we began development of a mini-mass spectrometer, a small, portable, low power unit capable of detecting chemical compounds such as explosives, weapons of mass destruction, and toxic gases. We believe that this new ion trap technology will have many commercial terrestrial applications including Homeland Security applications such as airport, shipping port, and border control; medical applications including anesthesia expelled gas analysis and medicine production and contamination detection; chemical applications including polymer process control; and food processing applications which include process control, contamination, and spoil detection. Mockups of our mini-mass spectrometer have been tested and we are currently refining the design for commercial manufacturing. We are currently in negotiations with a company relating to the licensing, sales and distribution of the mini-mass spectrometer.

•

The Federal Aviation Administration and Department of Transportation have enacted new regulations for airline transportation of oxygen containers to enhance safety in the event of a fire. Applying decades of experience in the development of specialized containers, we are working with an industry partner to develop and certify a container to meet these new requirements. Early testing has proven successful. If we are successful in developing this product, we may have an opportunity to enter a new market.

•

With our many years of experience in human spaceflight, we became aware of various persistent problems regarding cargo transportation to and from Earth. One such problem is the containment of liquids in commonly used soft bag containers. These soft bags are widely used over hard containers due to the lighter weight materials they are constructed from and the need for more flexible materials that allow more efficient packing configurations. The inherent problem with soft bags is the difficulty in keeping them “water tight” in the microgravity environment and in such extreme conditions such as launch and reentry. The SPACEHAB Containment Bag was successfully designed and developed and flew its first mission on STS-118. We are in the process of having this product “flight qualified” for use by NASA on future space flights. We believe that this technology can also be used in Earth-based applications such as hazardous waste containment, bio-hazard containment, environmental clean-up operations, medical transportation applications, disaster recovery operations, and military applications.

•

Beginning with STS-9, NASA conducted numerous microgravity research projects related to protein crystal growth in space. However, due to the realignment of NASA’s goals, there are no further NASA-sponsored protein crystal growth efforts planned. Through the execution of our microgravity processing initiative, we expect to take full advantage of the microgravity protein crystal growth findings and infrastructure established by NASA. Protein crystals lead to the development of treatments that target diseases caused by aberrant protein function. Previous spaceflight research suggests that growing protein crystals in the microgravity environment of space offers the possibility of significantly increasing the x-ray diffraction quality of protein crystals. We believe that because of the high quality of these protein crystal structures, they may be used to better define the protein structures of diseases such as diabetes, cystic fibrosis, sickle cell anemia, Alzheimer’s, Parkinson’s disease, Lou Gehrig’s disease and certain forms of cancer, which in turn may lead to the development of drugs capable of combating these diseases. If we are successful in developing protein crystals in microgravity, we expect to pre-sell these crystals to pharmaceutical companies.

•

Among the many life science experiments that were flown in our science module were tissue growth cultures. Spaceflight results suggested that skin grown under microgravity conditions has the potential for being utilized more effectively in skin grafting therapies. This is important for many medical applications including burn victims that would greatly benefit from the more complete tissue that can be grown in the microgravity environment of the International Space Station. We will attempt to establish relationships with therapeutic companies in the sales and distribution of product related to this initiative.

New Astrotech Services

We believe that Astrotech is a recognized leader in commercial spacecraft processing services. Astrotech intends to expand its market by offering end-to-end assurance services to both commercial and government customers. These new services would extend Astrotech’s current relationships with customers’ satellites from a few weeks of ground processing to multiple years of services throughout a satellite’s lifecycle. Specifically, we believe that there are hundreds of commercial and government satellites that could each be served for 10 years or longer by Astrotech’s new end-to-end space mission assurance services. We have been and will continue to research, along with our government and commercial customers, the capability to provide a wide range of on orbit services that includes the capability to provide additional station time, fleet management services, surveillance systems, and de-orbit services. The pursuit of these new offerings is expected to increase Astrotech revenue dramatically, but may require Astrotech to invest in new terrestrial and orbital capabilities.

New SPACEHAB Engineering Services Contracts

Our exceptional performance under the Program Integration and Control contract, including the government awarding us a perfect score of 100, led to us securing a contract for additional configuration and data management work in support of NASA’s Constellation Program. Additionally, we are currently responding to formal requests for proposals for similar support on the Orion Project Integration Contract and the Constellation Program Support Contract.

New Flight Services Initiatives

The primary goal of our Flight Services business will be to provide government and commercial customers the same quality mission design flight hardware design and fabrication, and payload integration services that we have performed for NASA for the past 23 years. We expect launch providers to use these services because of our experience in this area and the complexity in preparing cargo for launch.

Advanced Research and Conventional Technology Utilization Spacecraft (ARCTUS)

We are assembling a team of industry partners with the common goal of developing a commercial transportation system providing lower cost, lower risk space transportation services, than conventional government-developed transportation systems. ARCTUS is designed to provide cargo transportation services to the International Space Station under the unfunded Space Act Agreement signed with NASA in June 2007. The ARCTUS design uses flight-proven components to reduce development costs and program risk. This approach eliminates a large percentage of most of the non-recurring engineering labor costs. The ARCTUS design is expected to be compatible with existing, flight-proven launch vehicles, payload requirements, and interfaces, as well as the interface requirements for vehicles visiting the International Space Station. If completed, we believe that ARCTUS will be able to provide us with an additional space access solution for our microgravity processing products and for commercial cargo delivery to the International Space Station.

Short-Term Liquidity

If less than all of the Junior Notes are tendered, we will be required to pay the principal and interest on any notes not tendered on October 15, 2007. We currently have agreements from holders of $7,424,000 principal amount of Junior Notes to tender their notes in the offer. If the entire remaining $2,882,000 principal amount of Junior Notes do not participate in the offer, we would be required to pay $2,997,280 in principal and interest on October 15, 2007. Although our anticipated cash balances are expected to be sufficient to pay the principal and interest on any Junior Notes not tendered, our projections are subject to numerous assumptions and contingencies and we may be unable to meet these obligations. We are in the process of arranging for financing to provide additional liquidity; however, no assurance can be made that we will be successful in arranging this financing.

Our Competitive Strengths

We believe that during our 23 year history, we have developed specialized experience in providing space products and services. We believe that it is this solid foundation, along with the following competitive strengths, that will enable us to achieve our business strategy:

•	Industry-unique Expertise. We have completed 23 space shuttle missions, prepped nearly 250 satellites for launch, and been responsible for the logistics of experiments flown in space. We are the only commercial company that designed and flew habitable volume for use by the space shuttle crews as additional living and working space. Further, the ability to integrate products into a variety of containers and ultimately, vehicles, is a significant competitive advantage for us.

•

Employees. From five locations nationwide, our team is comprised of highly specialized personnel closely familiar with both the space industry and/or governmental space agencies who have special expertise in commercial space and human space flight.

•

Government Services Achievement. We have become highly valued for our support of the International Space Station configuration and data management requirements as evidenced by our receipt of a perfect award score of ‘100’ and near perfect scores during subsequent evaluation periods.

•

Recognizable and Respected Brand. We believe the SPACEHAB name and ‘mark’ is one of a select few brands that has appeared in countless media photos and video footage featuring on orbit activities and crew members in action on the space shuttle.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of and for the fiscal years ended June 30, 2002, 2003, 2004, 2005, and 2006. Such data has been derived from our consolidated financial statements audited by Grant Thornton LLP for the fiscal years ended June 30, 2004, 2005, and 2006, and by Ernst & Young LLP for the fiscal years ended June 30, 2002 and 2003. The summary financial data for the nine-month periods ended March 31, 2006 and 2007 have been derived from our unaudited condensed consolidated financial statements for these periods. In the opinion of management, the selected financial data for the nine months ended March 31, 2006 and 2007 include all adjustments consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented. Financial results for the nine-month periods may not be indicative of results to be expected for future periods. The data set forth below should be read in conjunction with “Risk Factors” included in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and Notes incorporated by reference in this offering memorandum. All amounts, except per share amounts, are in thousands.

	Years Ended June 30,							Nine Months Ended March 31
	2002	2003	2004		2005		2006	2006	2007
		Restated			Restated
Statement of Operations Data:
Revenue from operations	$102,773	$94,963	$77,606	(4)	$59,401		$50,746	$36,178	$39,932
Costs of revenue	81,767	78,791	45,678		47,158		46,855 (8)	36,263 (8)	31,962

Gross profit	21,006	16,172	31,928		12,243		3,891	(85)	7,970
Selling, general and administrative expenses	19,507 (1)	91,434 (2)	20,982	(5)	1,639	(6)	10,672	7,858	7,963
Research and development expenses	383	118	223		77		410	302	542

Income (loss) from operations	1,116	(75,380)	10,723		10,527		(7,191)	(8,245)	(535)
Interest expense, net of capitalized amounts and interest and other income	5,533	7,252	8,142		5,424		5,174 (9)	4,168	2,601
Net income (loss)	(2,367)	(81,775)	2,075		5,249		(12,397)	(12,445)	(3,067)
Net income (loss) per common share—basic	$(0.20)	$(6.66)	$0.17		$0.42		$(0.97)	$(0.98)	$(0.24)
Net income (loss) per common share—diluted	$(0.20)	$(6.66)	$0.15		$0.37		$(0.97)	$(0.98)	$(0.24)
Shares used in computing net income (loss) per common share—basic	11,884	12,285	12,450		12,613		12,744	12,718	12,916
Shares used in computing net income (loss) per common share—diluted	11,884	12,285	14,142		14,190		12,744	12,718	12,916
Cash dividends declared per common share	—	—	—		—		—	—	—

Other Data:
Cash provided by (used in) operating activities	$8,592	$2,114	$5,273		$(7,153)		$3,984 (9)	$2,327	$15,167	(10)
Cash provided by (used in) investing activities	(13,167)	3,037 (3)	5,019		17,683	(7)	(1,141)	(357)	(7,595	)(11)

Balance Sheet Data (at period end):
Working capital (deficit) surplus	$(22,022)	$(4,750)	$(6,351)		$5,435		$2,753	$1,854	$(6,378)
Total assets	220,826	121,356	99,925		101,951		85,450	86,320	94,940
Long-term debt, excluding current portion	83,426	80,056	66,942		64,885		63,250	63,250	52,944
Stockholders’ equity	87,670	5,090	9,410		14,797		2,809	2,661	35
Book value per common share (12)	6.38	(0.55)	(0.20)		0.23		(0.62)	(0.02)	0.22

(1)	Includes approximately $0.8 million of non-cash expenses related to subleasing of excess facilities.

(2)	Includes approximately $78.3 million of non-cash write downs related to the loss of our research double module, goodwill impairment at our Government Services business unit, and asset impairment.
(3)	Includes approximately $17.7 million of insurance proceeds related to the loss of our research double module.
(4)	Includes approximately $17.5 million due to Boeing’s termination of its spacecraft processing contract with us.
(5)	Includes approximately $0.3 million of non-cash expenses related to subleasing of excess facilities, $8.3 million of goodwill impairment at our Government Services and Astrotech Space Operations business units, and a $1.8 million non-cash write-down of an investment in Guignè.
(6)	Includes $7.7 million of net recovery from non-recurring transactions related to the loss of our research double module.
(7)	Includes approximately $8.2 million from ReALMS contract indemnification clause related to the loss of our research double module.
(8)	Includes approximately $6.3 million of non-cash write downs related to our flight unit 3 and the shuttle based flight assets.
(9)	Includes approximately $0.6 million of non-cash charges related to the acceleration of debt placement fees related to the convertible subordinated notes.
(10)	Includes approximately $7.1 million advance on construction contract. Also includes $3.1 million advance from customer for in-flight insurance for STS-118 that was paid in July 2007 to the insurance carrier.
(11)	Includes approximately $7.2 million of restricted cash for the construction of a payload processing facility.
(12)	Excludes common stock issuable upon conversion of our Series B Convertible Preferred Stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the NASDAQ under the symbol “SPAB.” The following table sets forth the quarterly high and low sales prices bid prices for the periods indicated.

	High	Low
Fiscal 2008:
First Quarter (through August 28, 2007)	$0.65	$0.39

	High	Low
Fiscal 2007:
First Quarter	$1.25	$0.70
Second Quarter	$0.78	$0.60
Third Quarter	$1.18	$0.59
Fourth Quarter	$0.76	$0.48

	High	Low
Fiscal 2006:
First Quarter	$2.04	$1.07
Second Quarter	$1.25	$0.68
Third Quarter	$1.15	$0.68
Fourth Quarter	$1.41	$0.85

We have never paid cash dividends. It is our present policy to retain earnings to finance the growth and development of our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

As of August 27, 2007 we had 13,027,196 shares of common stock outstanding.

The NASDAQ has notified us that we are in violation of their listing requirements, since we have not maintained a share price for our common stock of $1.00 or more and do not have a majority of our board of directors composed of independent directors. If we do not meet their share price requirement by October 3, 2007, our common stock may be delisted from the NASDAQ. In addition, we have notified the NASDAQ of this transaction and may voluntarily delist our common stock from the NASDAQ prior to October 3, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 31, 2007, certain information regarding the beneficial ownership of our outstanding common stock and Series B Convertible Preferred Stock held by (i) each person known by us to be a beneficial owner of more than five percent of any outstanding class of our capital stock, (ii) each of our directors, (iii) our Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers at the end of our last completed fiscal year, and (iv) all of our directors and executive officers as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by such party.

	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Name and Address of Beneficial Owners:

Series B Convertible Preferred Stock
Astrium GmbH	1,333,334	(2)	100%

Common Stock
SMH Capital Advisors, Inc.	19,779,333	(3)	60.3%
Lanphier Capital	4,724,667	(4)	26.6%
Bruce & Co.	3,074,991	(5)	19.1%
Austin W. Marxe and David M. Greenhouse	1,816,600	(6)	13.9%
Oaktree Capital Mgmt., LLC	2,000,000	(7)	13.3%
Trace Management	1,999,815	(8)	13.3%
Astrium GmbH	1,437,499	(1)	11.0%
TQA Special Opportunities Master Fund Ltd.	914,000	(9)	7.0%
Morse Williams & Co.	760,380	(10)	5.5%

Non-Employee Directors:
Mark Adams	—		*
Barry A. Williamson	15,000	(12)	*
Myron J. Goins	—		*

Named Executive Officers:
Thomas B. Pickens, III	15,000	(13)	*
Brian K. Harrington	54,055	(14)	*
Roscoe M. Moore, III	20,000	(15)	*
Nicholas Morgan	17,000	(16)	*
James D. Royston	27,000	(17)	*

All Directors and Executive Officers as a Group (12 persons)	168,055	(18)	1.3%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of June 30, 2007, we had 13,027,196 shares of common stock outstanding.
(2)	Astrium GmbH beneficially owns 1,333,334 shares of our Series B Convertible Preferred Stock that are convertible at the holder’s option into common stock on the basis of one share of Series B Convertible Preferred Stock for one share of common stock. EADS Space Transportation GmbH’s address is HünefeldstraBe 1-5, Postfach 105909, D-28059 Bremen, Germany. The information provided in this table is based on Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission on October 27, 1999 by DaimlerChrysler Aerospace AG.
(3)	Represents $29,669,000 principal amount of our Senior Notes that may be converted into common stock at a rate of $1.50 per share held by SMH Capital Advisors, Inc. in discretionary accounts for the benefit of its clients. SMH Capital Advisors has shared voting power and sole investment power with respect to these shares. This holder disclaims beneficial ownership of all shares of common stock it holds. This holder’s address is 600 Travis, Suite 3100, Houston, Texas 77002.

(4)	Represents $7,087,000 principal amount of our Senior Notes that may be converted into common stock at a rate of $1.50 per share held by Lanphier Capital Management Inc. in discretionary accounts for the benefit of its clients. The holder’s address is 4175 Kamaliani Lane, Princeville, HI 96722.
(5)	Bruce & Co., Inc., is the investment manager for Bruce Fund, Inc., a Maryland registered investment company with its principle business conducted at 20 North Wacker Dr., Suite 2414, Chicago, IL 60606. This percentage ownership of 19.1% represents $4,509,000 principal amount of Senior Notes and $940,000 principal amount of Junior Notes, which are currently convertible at rates of $1.50 and $13.625 respectively. The information provided in this table is based on a Schedule 13G filed with the Securities and Exchange Commission on March 1, 2006 by Bruce & Co., Inc. on behalf of Bruce Fund, Inc.
(6)	Austin W. Marxe and David M. Greenhouse share voting and investment power over 893,298 shares of common stock held by Special Situations Cayman Fund, L.P.; 467,920 shares of common stock held by Special Situations Technology Fund II, L.P.; 285,300 shares of common stock held by Special Situations Cayman Fund, L.P.; 91,780 shares of common stock held by Special Situations Technology Fund, L.P. and 78,302 shares of common stock held by Special Situations Fund III, L.P. Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner and investment adviser to Special Situations Cayman Fund, L.P. AWM Investment Company, Inc. also serves as general partner of MGP Advisors Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. Mr. Marx and Mr. Greenhouse are also members of SST Advisers, L.L.C., the general partner and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. The principal business address for Mr. Marx and Mr. Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022. The information provided in this table is based on Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on December 31, 2005.
(7)	Oaktree Capital Management, LLC, a California limited liability company and registered investment advisor, conducts its principal business at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. This percentage ownership of $13.3% represents different ownership percentages of various OCM Funds and Accounts collectively owning $3,000,000 aggregate principal amount of our Senior Notes which are currently convertible into 2,000,000 shares of our common stock. The information provided in this table is based on the 13G filed by Oaktree Capital Management, LLC on May 24, 2006 for which Oaktree may be deemed to beneficially own the shares of common stock although Oaktree has no material pecuniary interest in any of such bonds.
(8)	Includes $2,999,723 principal amount of our Senior Notes that may be converted into common stock at a rate of $1.50 per share. Trace’s principal place of business is 104 Woodmont Blvd., Suite 200, Nashville, TN 37205.
(9)	TQA Special Opportunities Master Fund Ltd. has shared voting power of 914,000 shares of our common stock. TQA’s principal business address is 333 Ladlow Street, Stanford, CT 06902. The information provided in this table is based on the 13G filed by TQA Special Opportunities Master Fund Ltd. on January 30, 2007 for which TQA disclaims beneficial ownership to the common stock reported except to the extent of their pecuniary interest therein.
(10)	Represents $790,000 principal amount of our Senior Notes that may be converted into common stock at a rate of $1.50 per share. The principal business address for Mr. Morse is 230 Park Avenue, Suite 1635, New York, NY 10169.
(11)	Includes options to purchase 20,000 shares of our common stock.
(12)	Includes options to purchase 15,000 shares of our common stock.
(13)	Includes options to purchase 15,000 shares of our common stock.
(14)	Includes 9,055 shares of common stock held in our 1997 Employee Stock Purchase Plan, and options to purchase 45,000 shares of our common stock.
(15)	Includes options to purchase 15,000 shares of our common stock.
(16)	Includes options to purchase 17,000 shares of our common stock.
(17)	Includes options to purchase 27,000 shares of our common stock.
(18)	Includes options to purchase 159,000 shares of our common stock and 9,055 shares of our common stock held in our 1997 Employee Stock Purchase Plan.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

We are making this exchange offer for all of our outstanding Junior Notes and all of our outstanding Senior Notes. Concurrently with the exchange offer, we are soliciting consents from holders of our Senior Notes to amend provisions of the indenture governing the Senior Notes. If you tender any of your Senior Notes in the exchange offer and they are accepted before the exchange offer and consent solicitation expires, you will automatically be consenting to amend the indenture that governs the Senior Notes to eliminate the covenants set forth under “—Proposed Amendments to Indenture for Senior Notes.”

Purpose and Effect of the Exchange Offer and Consent Solicitation

Until August 2007, our primary source of revenues and cash flows was our SPACEHAB Flight Services unit. This business unit represented 70% of our consolidated revenues during the first nine months of fiscal year 2007. In August 2007, the largest contract for our Flight Services unit concluded and we terminated our leases of the principal assets we used in this business unit. As a result, our revenues and cash flows from operations will be substantially less in the future.

We currently have $10,306,000 of Junior Notes which will mature in October 2007 and $52,944,000 of Senior Notes which will mature in October 2010. Since 2003, our operating results have been negatively impacted by a number of factors, including the loss of our double module, the restructuring of the space shuttle program, delays in shuttle launches and the termination of many of our contracts with NASA as a result of the space shuttle Columbia crash.

In response to the foregoing, we took a number of steps in 2006 and in 2007 to reduce costs and restructure our operations. These steps include the following:

•	In 2006, in anticipation of the planned 2010 space shuttle retirement, we began developing new products and services for commercial space exploitation.

•	On January 1, 2007 we hired Thomas B. Pickens, III as our Chief Executive Officer, and since then replaced two other executive officers.

•	In February 2007, we have reduced our workforce by 36 positions (18%).

•	We terminated our suit against NASA relating to the loss of our double module, which has eliminated significant legal costs.

We believe that the corporate restructuring steps taken to date are inadequate to provide sufficient liquidity and cash flow to fund our operations. Therefore, if we do not consummate the exchange offer, we do not anticipate that we will be able to make the principal payments due on our Junior Notes in October 2007 without additional financing. In addition, without additional financing, we do not anticipate that we will be able to make the interest or principal payments on our Senior Notes when they come due.

To facilitate the exchange offer, we entered into a restructuring and exchange agreement, effective as of August 31, 2007, with the holders of $7,424,000 of our Junior Notes, representing 72% of our Junior Notes, and the holders of and investment advisors that have been given discretionary authority by the beneficial owners of $45,405,000 of our Senior Notes, representing 85.8% of our Senior Notes, under which they have agreed to tender their outstanding notes in the exchange offer and consent to the amendments to the indenture for the Senior Notes. The investment advisors control $30,809,000 of these Senior Notes and are obligated to tender the outstanding notes under their management subject to specific directions of any beneficial owner relating to those outstanding notes or the transfer of such outstanding notes out of an account managed by them. In addition, Astrium GmbH, who beneficially owns 1,333,334 shares of our Series B Convertible Preferred Stock, has agreed to exchange these shares of Series B Convertible Preferred Stock for 1,333,334 shares of common stock and 6,540 shares of Series C Convertible Preferred Stock, which represents all of the outstanding Series B Convertible Preferred Stock. If the exchange offer is successful, we have agreed to seek stockholder approval to amend our articles of incorporation to increase the number of authorized shares of common stock to 250,000,000. A copy of the restructuring and exchange agreement has been filed as an exhibit to the Schedule TO we filed with the SEC on August 31, 2007, and may be obtained in the manner set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer and Consent Solicitation

Upon the terms and subject to the conditions stated in this offering memorandum and in the applicable letter of transmittal, we will accept all outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on October 1, 2007. After authentication of the tendered notes by the trustee or an authenticating agent, we will issue 74 shares of our common stock and 1.2 shares of our Series C Convertible Preferred Stock for each $1,000 principal amount of our Junior Notes accepted by us in the exchange offer, and 667 shares of common stock and 1 share of our Series C Convertible Preferred Stock for each $1,000 principal amount of Senior Notes accepted by us in the exchange offer. Holders may tender some or all of their outstanding notes in denominations of $1,000 or any integral multiple of $1,000. If you tender your outstanding notes, you will waive your right to receive accrued and unpaid interest on the outstanding notes.

This offering memorandum, together with the accompanying applicable letter of transmittal, is initially being sent to all registered holders as of the close of business on August 31, 2007. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights under the Washington Business Corporation Act or under the indentures of the outstanding notes in connection with the exchange offer. No governmental approvals or consents must be received to consummate the exchange offer. We shall be considered to have accepted outstanding notes tendered according to the procedures in this offering memorandum when, as and if we have given oral or written notice of acceptance to the exchange agent. See “—Exchange Agent.” The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange units from us and delivering exchange units to those holders.

Neither we nor our board of directors makes any recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes pursuant to the exchange offer. Moreover, no one has been authorized to make any recommendation. Holders of outstanding notes must make their own respective decisions whether to tender in the exchange offer and, if so, the amount of outstanding notes to tender after reading this offering memorandum and the applicable letter of transmittal and consulting with their advisors, if any, based on their own respective financial positions and requirements.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

See the section of this offering memorandum entitled “Risk Factors—Risks Related to the Exchange Offer” for a discussion of the consequences to holders of outstanding notes who elect not to tender their outstanding notes in the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Units and Cash Consideration

The exchange units will be delivered by our transfer agent, the American Stock Transfer and Trust Company, to each holder whose tender of outstanding notes we have accepted. This delivery will be promptly following the expiration date.

We will be deemed to have accepted validly tendered outstanding notes when, and if, we have given notice of acceptance to the exchange agent. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving book-entry transfers of outstanding notes in the exchange agent’s account at DTC. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this offering memorandum, the unaccepted outstanding notes will be credited to the holder’s account at DTC according to the procedures described below or, in the case of outstanding notes tendered by delivery of certificates, certificates for these unaccepted outstanding notes will be returned, at our cost, to the tendering holder of the outstanding notes, promptly after the expiration date of the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on October 1, 2007 unless we, in our sole discretion, extend the exchange offer and consent solicitation, in which case the term “expiration date” shall mean the latest date to which the exchange offer and consent solicitation is extended.

We expressly reserve the right, in our sole discretion:

•

To delay acceptance of any outstanding notes or to terminate the exchange offer and consent solicitation and to refuse to accept outstanding notes not previously accepted, if any of the conditions described under “—Conditions” shall have occurred and shall not have been waived by us;

•	To extend the expiration date of the exchange offer and consent solicitation;

•	To waive or amend the terms of the exchange offer and consent solicitation in any manner.

If we amend the exchange offer and consent solicitation in a manner that we determine constitutes a material or significant change, then we will extend the exchange offer and consent solicitation so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment. A material change may require us to distribute an amended or supplemental offering memorandum to holders. Any change in the consideration offered to holders of outstanding notes in the exchange offer shall be paid to all holders whose outstanding notes have previously been tendered pursuant to the exchange offer.

Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of an offering memorandum supplement that we distribute to the holders of the outstanding notes. We shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely press release to an appropriate news agency.

You are advised that we may extend the exchange offer and consent solicitation because some of the holders of the outstanding notes do not tender on a timely basis.

Proposed Amendments to Indenture for Senior Notes

Concurrently with the exchange offer, we are soliciting consents from the holders of our Senior Notes to amend the indenture that governs the Senior Notes to eliminate our obligation to comply with substantially all of the restrictive covenants and certain other provisions contained in the indenture. This section sets forth a brief description of the amendments. If you validly tender your Senior Notes prior to the expiration date, you will, by tendering those Senior Notes, be consenting to the amendments to the indenture that governs the Senior Notes. To be effective under the indenture, consents of holders of at least a majority of the aggregate outstanding principal amount of the Senior Notes must be received. The amendments constitute a single proposal. If you choose to consent, you must consent to the amendments as an entirety and may not consent selectively with respect to certain of the amendments.

If we receive consents representing at least a majority of the aggregate outstanding principal amount of the Senior Notes, the amendments contained in a first supplemental indenture would, among other things, delete the following sections or clauses from the indenture:

•	Existence. Section 10.05, which requires us to do or cause to be done all things necessary to preserve and keep in full force our existence, rights and franchises.

•

Maintenance of Properties. Section 10.06, which requires us to cause all properties used in the conduct of our business to be maintained and kept in good condition, repair and working order, and to make all necessary repairs and replacements to keep our business in proper operational status.

•

Payment of Taxes and Other Claims. Section 10.07, which requires us to pay or discharge or cause to be paid all taxes, assessments and governmental charges on us and all lawful claims that could result in mechanic liens.

•	Registration and Listing. Section 10.09, which requires us to list any shares of common stock issuable upon conversion of Senior Notes on the Nasdaq National Market.

•	Limitation on Senior Secured and Acquisition Indebtedness. Section 10.11, which limits our ability to incur any senior secured indebtedness or acquired indebtedness, subject to certain exceptions.

•	Limitation on Dividends. Section 10.12, which limits our ability to either directly or indirectly declare or pay any dividend or other distribution in respect of our common stock.

•	Limitation on Status as Investment Company. Section 10.13, which restricts us from becoming an “investment company” or subject to regulation under the Investment Company Act.

•

Limitation on Disposition of Astrotech Assets. Section 10.14, which requires that any net cash proceeds from the sale of Astrotech must be applied within 90 days of such sale as follows: (i) first, to repay indebtedness secured by the property that was disposed of in such sale, (ii) second, to repay the indebtedness under our credit agreement, and (iii) third, to redeem Senior Notes in cash at the redemption price then in effect.

•

Limitation of Liens on Astrotech Assets. Section 10.15, which restricts us from creating, assuming or permitting to exist any lien, except for permitted liens, upon any capital stock of Astrotech, its subsidiaries or any property of Astrotech or its subsidiaries.

•

Right to Require Repurchase. Article XIV, which permits any holder of Senior Notes to require us to offer to purchase any of such holder’s Senior Notes upon the occurrence of a Change of Control (as defined in the indenture for the Senior Notes).

As part of the amendments, we will amend certain other provisions of the indenture (including the definitions set forth in Section 1.01) and the Senior Notes insofar as such provisions reference or restate sections of the indenture that are eliminated by the amendments or would otherwise be inapplicable following the elimination thereof.

The sections of the indenture that are to be eliminated or modified in connection with the amendments are included in the first supplemental indenture attached as an exhibit to the Schedule TO.

Procedures for Tendering

Only a holder may tender his, her or its outstanding notes in the exchange offer. Any beneficial owner whose outstanding notes are registered in the name of such owner’s broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such owner’s behalf. If the beneficial owner wishes to tender on his, her or its own behalf, the beneficial owner must, prior to completing and executing the applicable letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the expiration date of the exchange offer and consent solicitation will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and consent solicitation and the applicable letter of transmittal. The acceptance of the exchange offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Subject to and effective upon the acceptance for exchange, and the exchange, of exchange units for outstanding notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of outstanding notes:

•

Irrevocably sells, assigns and transfers to us all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the outstanding notes tendered thereby;

•	Waives any and all rights with respect to the outstanding notes, except for any rights that a holder may have now or in the future under the federal securities laws;

•	Waives any and all rights to accrued and unpaid interest on the outstanding notes;

•

Releases and discharges us and the trustee under the indentures governing the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the outstanding notes or to participate in any redemption of the outstanding notes, but excluding any such claims under the federal securities laws;

•	Represents and warrants that the outstanding notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	Designates an account number of a DTC participant in which the exchange units are to be credited (if applicable); and

•

Irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered outstanding notes, with full powers of substitution, resubstitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the outstanding notes tendered to be assigned, transferred and exchanged in the exchange offer and to consent to the proposed amendments to the indenture governing the Senior Notes.

A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth in this offering memorandum for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

The method of delivery of outstanding notes and the applicable letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this offering memorandum and in the applicable letter of transmittal.

Tender of Outstanding Notes Held Through a Custodian or Nominee

If you are a beneficial owner of outstanding notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the outstanding notes on your behalf by using one of the procedures described below.

Outstanding Notes Held in Book-Entry Form

We understand that the exchange agent will make a request promptly after the date of the offering memorandum to establish accounts for the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book- entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account for the outstanding notes using DTC’s procedures for transfer.

The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program (ATOP). Accordingly, DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

If you desire to tender outstanding notes held in book-entry form with DTC, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this offering memorandum, a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, which is referred to in this offering memorandum as a “book-entry confirmation,” and an agent’s message transmitted pursuant to DTC’s ATOP procedures. In lieu of transmitting an agent’s message pursuant to DTC’s ATOP procedures, you may deliver to the exchange agent, prior to 5:00 p.m. New York City time on the expiration date, at the address set forth in this offering memorandum, a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal.

Outstanding Notes Held in Certificated Form

For a holder to validly tender outstanding notes held in physical, or certificated, form, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this offering memorandum:

•

A properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	Certificates for tendered outstanding notes.

Signatures

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered with the letter of transmittal are tendered:

•

By a registered holder who has not requested that exchange units or certificates representing outstanding notes not being tendered be issued to a person other than the registered holder, sent to an address other than that of a registered holder or credited to different account maintained at DTC; or

•	For the account of an institution eligible to guarantee signatures.

If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder who appears on the outstanding notes or the DTC participant who is listed as the owner. If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes, provided that we will not waive any condition to the exchange offer with respect to an individual holder of outstanding notes unless we waive that condition for all such holders. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding notes, nor shall any of us incur liability for failure to give notification.

Tenders of outstanding notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, promptly following the expiration date or the withdrawal or termination of the exchange offer.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and:

•	Whose outstanding notes are not immediately available;

•	Who cannot complete the procedure for book-entry transfer on a timely basis;

•	Who cannot deliver their outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	Who cannot complete a tender of outstanding notes held in book-entry form using DTC’s ATOP procedures on a timely basis,

may effect a tender if they tender through an institution eligible to guarantee signatures described under “—Procedures for Tendering—Signatures,” or if they tender using ATOP’s guaranteed delivery procedures.

A tender of outstanding notes made by or through an eligible institution will be accepted if:

•

Prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that:

(1)	sets forth the name and address of the holder, the certificate number or numbers of the holder’s outstanding notes and the principal amount of the outstanding notes tendered,

(2)	states that the tender is being made, and

(3)	guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(4)	guarantees that the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the applicable letter of transmittal are received by the exchange agent within three business days after the expiration date.

A tender made through DTC’s ATOP procedures will be accepted if:

•

Prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery; and

•	The exchange agent receives, within three business days after the expiration date, either:

(1)	a book-entry confirmation, including an agent’s message, transmitted via DTC’s ATOP procedures; or

(2)	a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this offering memorandum, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer:

•	A written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below prior to 5:00 p.m., New York City time, on the expiration date; or

•	You must comply with DTC’s ATOP withdrawal procedures.

Any written or facsimile notice of withdrawal must:

•	Specify the name of the person that tendered the outstanding notes to be withdrawn;

•

Identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC from which the outstanding notes were tendered and the name and number of the account at DTC to be credited;

•

Be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	Specify the name in which any of these outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

Beneficial owners desiring to withdraw outstanding notes previously tendered via DTC’s ATOP procedures should contact the DTC participant through which such beneficial owners hold their outstanding notes. In order to withdraw outstanding notes previously tendered, a DTC participant may, prior to the expiration date, withdraw its instruction previously transmitted through ATOP by withdrawing its acceptance through ATOP. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be judged not to have been tendered according to the procedures in this offering memorandum for purposes of the exchange offer and consent solicitation, and no exchange units will be issued in exchange for those outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding notes without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the holder’s account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any outstanding notes tendered, and we may terminate or amend this exchange offer, if any of the following conditions precedent to the exchange offer are not satisfied, or are reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance of outstanding notes and issuance of the exchange units:

•	75% of the aggregate principal amount of Senior Notes having been validly tendered and not withdrawn at the expiration of the exchange offer;

•	We shall have agreed to terminate, at or prior to expiration of this exchange offer, the leases dated February 1, 2001 and July 1, 2001 between us and Astrium North America, Inc.;

•	The holder of our Series B Convertible Preferred Stock shall have delivered to us the certificates for such shares;

•

The holders of our outstanding notes that have agreed to tender their outstanding notes shall have validly tendered and not withdrawn their outstanding notes prior to the expiration of the exchange offer;

•	Each party’s representations and warranties in the restructuring and exchange agreement are accurate in all material respects;

•	The restructuring and exchange agreement shall not have terminated;

•

We shall have sufficient capital resources, in our reasonable discretion, to repay the principal and interest on any Junior Notes not tendered in the exchange offer and to meet our short-term financing need through 2007;

•

No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

(1)	challenges the making of the exchange offer or the exchange of outstanding notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of outstanding notes under the exchange offer; or

(2)	in our reasonable judgment, could materially adversely affect our business, financial or other condition, income, operations, properties, assets, liabilities, taxes or prospects;

•

(A) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (B) there shall not have occurred any limitation by a governmental agency or authority that may adversely affect our ability to complete the transactions contemplated by the exchange offer and consent solicitation; (C) no general banking moratorium shall have been declared by federal or New York authorities; or (D) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer and consent solicitation;

•

The trustee with respect to the outstanding notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer or the exchange of outstanding notes under the exchange offer, nor shall the trustee or any holder of outstanding notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer and consent solicitation or the exchange of the outstanding notes under the exchange offer; and

•

There shall not have occurred or be continuing any tender or exchange offer, other than the exchange offer described in this offering memorandum by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us made by any person or entity.

All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

Exchange Agent

U.S. Bank National Association, the trustee under the indentures, has been appointed as exchange agent for this exchange offer. We have agreed to pay reasonable and customary fees for the exchange agent’s services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. The address for the exchange agent is:

U.S. Bank National Association

West Side Flats Operations Center

EP-MN-WS2N

60 Livingston Avenue

St. Paul, MN 55107

Attention: Rachel Muehlbauer—Specialized Finance

Telephone: (800) 934-6802 (toll-free)

Facsimile: (651) 495-8158

Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Information Agent

We have appointed CapitalBridge to act as the information agent in connection with the exchange offer and consent solicitation of the outstanding notes. Any requests for additional copies of this offering memorandum and letters of transmittal may be directed to the information agent at:

CapitalBridge

111 River Street, 10th Floor

Hoboken, NJ 07030

Attention: Aaron Dougherty

Telephone: (877) 746-3583 (toll-free)

(201) 499-3500

Facsimile: (201) 499-3600

Other Fees and Expenses

We will bear the expenses of requesting that holders of outstanding notes tender those notes for exchange units. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by facsimile or by telephone. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this offering memorandum, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer and consent solicitation, including fees and expenses of the exchange agent and trustee, SEC registration fees, and accounting and legal fees, printing costs, transfer taxes and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register the common stock or Series C Convertible Preferred Stock received by you in the exchange offer in the name of, or request that outstanding notes not validly tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the exchange units at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes other than the writeoff of any unamortized deferred debt costs incurred for the previous issuances and for the difference between the fair value of the common stock on the date of the exchange and the carrying value of the convertible notes. Additionally, the costs of conversion will be expensed when the exchange is consummated. The accrued expense on the bonds that is converted will be recognized as a reduction in the gain on the transaction as of the date of the exchange.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations associated with the exchange offer and the ownership and disposition of the exchange units offered herein. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the conclusions described herein. Moreover, this summary deals only with holders who hold the outstanding notes and will hold the exchange units as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax-exempt investors, dealers in securities and currencies, certain former U.S. citizens or residents, persons holding the outstanding notes or exchange units as a position in a “straddle,” “hedge,” “conversion transaction,” “constructive sale” or other integrated transaction for tax purposes. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the laws of any U.S. state or locality, or any foreign tax laws.

As used herein, the term “U.S. Holder” means a holder of outstanding notes or exchange units, as the case may be, that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident alien of the United States, (2) a corporation or entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and elected to continue to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. Holder” means a holder of outstanding notes or exchange units that is not a U.S. Holder. If a partnership or other entity taxable as a partnership holds outstanding notes or exchange units, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult a tax advisor as to the tax consequences of the exchange offer and the ownership and disposition of the exchange units.

Each U.S. Holder and non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder of the exchange offer, the ownership and disposition of the exchange units, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

Qualification as a Tax-Free Recapitalization

The tax consequences of the exchange offer and the ownership and disposition of the exchange units will depend upon whether the outstanding notes and exchange units constitute “securities” for federal income tax purposes. The determination of whether a particular debt instrument constitutes a security is not clearly defined under U.S. federal income tax law. The status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the instrument, including, the term of the instrument, the extent of a holder’s proprietary interest in the issuer of the instrument and certain other factors. While this matter is not free from doubt, we believe and intend to take the position that both the outstanding notes and the exchange units will be considered securities for U.S. federal income tax purposes and that the exchange of outstanding notes for exchange units pursuant to the exchange offer will qualify as a tax-free recapitalization.

U.S. Holders

Exchange Offer

If, as we expect, the exchange qualifies as a tax-free recapitalization, a U.S. Holder will not recognize gain or loss as a result of such exchange, except that if any portion of the value of the exchange units received is attributed to accrued but unpaid interest on the outstanding notes being surrendered that has not previously been included in income, such amount will be treated as ordinary interest income to the exchanging U.S. Holder. In this respect, although it is possible that the IRS could attempt to make such an attribution of value to accrued but unpaid interest, we believe and intend to take the position that the holder’s waiver of accrued but unpaid interest, which is a condition for the exchanges contemplated by the exchange offer, combined with the fact that the value of each exchange unit will not exceed the outstanding principal amount of the outstanding notes for which such exchange unit was exchanged, should be respected as such, so that no value will be attributed to accrued but unpaid interest. This position is assumed for the remainder of this discussion.

A U.S. Holder will take an aggregate tax basis in the exchange units equal to its tax basis in the outstanding notes immediately prior to the exchange, and a U.S. Holder’s holding period for the exchange units will include the period during which the outstanding notes surrendered in the exchange were held. Under the market discount rules (described below), U.S. Holders may be able to defer inclusion in taxable income of any market discount with respect to the outstanding notes, in which case any such market discount would be treated as accrued market discount with respect to the exchange units. Each U.S. Holder should consult its tax advisor regarding the application of the market discount rules in its particular situation.

If the exchange does not qualify as a tax-free recapitalization, a U.S. Holder will recognize gain or loss on the exchange of outstanding notes for exchange units in an amount equal to the difference between the fair market value of the exchange units received in exchange for the outstanding notes and the U.S. Holder’s adjusted tax basis in the outstanding notes exchanged. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, any gain or loss recognized by a U.S. Holder pursuant to the exchange will be long-term or short-term capital gain or loss depending on whether the U.S. Holder has held the outstanding notes for more than one (1) year. If the U.S. Holder recognizes a capital loss pursuant to the exchange, the deductibility of such capital loss would be subject to certain limitations. The U.S. Holder generally will have an initial aggregate tax basis in the stock (common and preferred) comprising the exchange units received in the exchange in an amount equal to the fair market value of the exchange units received in the exchange, and the U.S. Holder’s holding period for the stock comprising the exchange units received will commence on the day after the exchange.

Under the market discount rules discussed below, a U.S. Holder who acquired the outstanding notes with market discount in excess of a statutorily defined de minimis amount generally will be required to treat any gain recognized on the exchange of such outstanding notes as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously included in the U.S. Holder’s income pursuant to an election, if any.

Market Discount

A U.S. Holder that purchased an outstanding note from a prior holder at a market discount (relative to the outstanding principal amount of the note at the time of acquisition) may be affected by the market discount provisions of the Code. An outstanding note generally will be considered to be acquired with market discount (subject to a de minimis threshold) if the initial tax basis of the outstanding note in the hands of the U.S. Holder was less than the stated redemption price at maturity on the outstanding note. Under the market discount rules, any gain recognized on the exchange of such note generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. The Code provides that any accrued market discount in excess of the gain recognized in an exchange that qualifies as a recapitalization will not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefore (i.e., in this exchange, to the common stock and Series C Convertible Preferred Stock), such that any gain recognized by the U.S. Holder upon a subsequent disposition of such stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific regulations implementing this rule have not been issued.

Also, with respect to any outstanding note that a U.S. Holder is exchanging pursuant to this exchange offer, if the U.S. Holder had acquired such note at a market discount and did not elect to include market discount in income as it accrued, such that the U.S. Holder was required, under the market discount rules, to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry the note, such deferred amounts may become deductible at the time of the exchange, up to the amount of gain, if any, that the U.S. Holder recognizes in the exchange.

Cash Distributions on Stock

If we make distributions of cash or other property (other than certain distributions of our own stock) on our common stock or on our Series C Convertible Preferred Stock received by a U.S. Holder as part of an exchange unit, the distributions generally will be treated as dividends to the U.S. Holder to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the stock on which the distribution was made, reducing such basis (but not below zero) by the amount of such tax-free distribution, and thereafter as gain from the sale or exchange of that stock.

Distributions treated as dividends as explained above that are received by a corporate U.S. Holder may be eligible for a dividends received deduction. Distributions treated as dividends as explained above that are received by a non-corporate U.S. Holder in taxable years beginning on or before December 31, 2010 may qualify for taxation at lower rates applicable to long-term capital gains (generally 15% currently), provided that certain holding period and other requirements are satisfied. Each holder should consult its own tax advisors regarding the applicability of either such special rule under such holder’s particular factual situation.

Deemed Distributions on Preferred Stock

In some circumstances as described below, a distribution on the Series C Convertible Preferred Stock received in the exchange can be deemed to have occurred, referred to here as a “deemed distribution,” even though there has been no distribution of cash or other property. Any deemed distribution will be taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders), or as a non-taxable return of capital, or as a capital gain to the U.S. Holder, as described above in “—U.S. Holders—Cash Distributions on Stock.” In general, each U.S. Holder is bound by our determination as to whether there is a deemed distribution, unless such holder explicitly discloses that the holder is taking a contrary position in a statement attached to the holder’s timely filed tax return for the taxable year in which, as we advise the holders, that a deemed distribution has occurred.

On Adjustment of Conversion Price

The terms of the Series C Convertible Preferred Stock allow for changes in the conversion price upon a conversion to common stock under certain circumstances. A change in conversion price that allows a U.S. Holder to receive more shares of common stock on conversion may increase the U.S. Holder’s proportionate interests in our earnings and profits and assets and could be deemed to be payment of a taxable distribution to the U.S. Holder, although cash or other property is not actually received. A taxable deemed distribution would result, for example, if the conversion price is adjusted to compensate a U.S. Holder for distributions of cash or property to other stockholders. Not all changes in conversion price that allow U.S. Holders to receive more stock on conversion, however, will increase a U.S. Holder’s proportionate interest in the company. For instance, a change in conversion price could simply prevent the dilution of a U.S. Holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as deemed stock distributions.

In Case of Difference in Issue Price and Redemption Price of Preferred Stock

A distribution on the Series C Convertible Preferred Stock may be deemed to have occurred ratably over the term of such stock if the “issue price” of such stock as ultimately determined by us is greater than the “redemption price” of such stock as set forth in the terms of the Series C Convertible Preferred Stock.

Conversion of Series C Convertible Preferred Stock Into Common Stock

A U.S. Holder generally should not recognize gain or loss upon a conversion of Series C Convertible Preferred Stock constituting any part of the exchange units into our common stock except to the extent of any common stock received that is attributable to dividends that have accrued on the Series C Convertible Preferred Stock under the terms of such stock but which have not been declared or paid, referred to herein as “dividend arrearages.” If there are such dividend arrearages, then upon the conversion there will be a deemed distribution (taxable as discussed above under “—U.S. Holders—Cash Distributions on Stock”) to the extent of the lesser of: (a) such dividend arrearages, or (b) the amount by which the fair market value of the common stock received exceeds the issue price of the preferred stock surrendered.

A U.S. Holder that receives cash in lieu of a fractional share of common stock generally will recognize capital gain (except to the extent of a ratable portion of accrued market discount carried over to the preferred stock that was surrendered and that was not previously included in income, which will be treated as ordinary interest income) or loss, for U.S. federal income tax purposes, equal to the difference between the amount of cash received for such fractional share and the U.S. Holder’s tax basis allocable to such fractional share. Such gain or loss generally will be long-term if the U.S. Holder’s holding period in respect of the exchange units is more than one (1) year.

A U.S. Holder’s aggregate tax basis in the common stock received upon conversion of Series C Convertible Preferred Stock, other than any common stock received attributable to any dividend arrearages, generally will equal such U.S. Holder’s tax basis in the preferred stock tendered for conversion, less the tax basis allocable to any fractional share for which cash was received. The holding period in the common stock received upon conversion of preferred stock, other than any common stock received attributable to dividend arrearages, will include the holding period of the preferred stock that was converted. In addition, although not free from doubt, any still unrecognized accrued market discount that previously had carried over to the Series C Convertible Preferred Stock from the outstanding notes exchanged should, in turn, carry over to the common stock received upon conversion of such preferred stock. The tax basis of any common stock received that is attributable to any dividend arrearages will be equal to its fair market value on the date of the conversion, and the holding period of such stock will commence on the day after the conversion.

Disposition of Stock

Upon the sale, exchange, retirement, or other taxable disposition of our stock (whether common or preferred), a U.S. Holder generally will recognize capital gain except to the extent of any accrued market discount carried over from outstanding notes that were exchanged for the stock (or from preferred stock that had been converted into common stock), as discussed above, and that was not previously included in income, which, as discussed above, will be treated as ordinary interest income, or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s tax basis in the stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one (1) year. The deductibility of capital losses is subject to limitations.

Consequences to Non-Tendering U.S. Holders

A significant modification to a debt instrument creates a deemed exchange (upon which gain or loss may be recognized) of the original debt instrument for a new debt instrument. In general, the determination of whether a significant modification has occurred is based on all the facts and circumstances.

We believe the proposed amendment to the indenture governing the outstanding Senior Notes should not cause the non-tendering U.S. Holders of the outstanding Senior Notes (the “Non-Tendering U.S. Holders”) to be deemed to have exchanged the outstanding notes for deemed new notes. Therefore, Non-Tendering U.S. Holders of the outstanding Senior Notes should not realize any gain or loss with respect to the adoption of the proposed amendment to the indenture, and such U.S. Holders should have the same tax basis and holding period in the outstanding notes as immediately before the amendment.

If, however, the amendment to the indenture constitutes a significant modification to the outstanding notes and therefore creates a deemed exchange of the outstanding notes for deemed new notes, the tax consequences of such deemed exchange will depend upon whether the outstanding notes and the deemed new notes constitute “securities” for U.S. federal income tax law. See “—Qualification as a Tax-Free Recapitalization” above for a discussion of the status of a debt instrument as a security for U.S. federal income tax purposes. If the outstanding notes and the deemed new notes constitute securities, the deemed exchange of outstanding notes for deemed new notes will qualify as a tax-free recapitalization. See “—U.S. Holders—Exchange Offer” above for a discussion of the tax consequences if the deemed exchange qualifies as a tax-free recapitalization. If the outstanding notes and the deemed new notes do not constitute securities, the deemed exchange of outstanding notes for deemed new notes will not qualify as a tax-free recapitalization. See “—U.S. Holders—Exchange Offer” above for a discussion of the tax consequences if the deemed exchange does not qualify as a tax-free recapitalization.

Each Non-Tendering U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder of a failure to tender the outstanding notes in the exchange offer, including any possible deemed exchange of the outstanding notes that may result from the amendment to the indenture.

Backup Withholding and Information Reporting

In general, payments to U.S. Holders other than certain exempt recipients (such as corporations) of dividends on, and of proceeds from the sale, retirement, or other disposition of, the common or preferred stock received in this exchange will be subject to U.S. federal “backup withholding” unless the U.S. Holder provides to us, or to the broker involved in the sale or other disposition of the stock, a certification (generally on IRS Form W-9) as requested by us or the broker as to, among other things, the U.S. Holder’s U.S. taxpayer identification number (social security number for individuals). If applicable, the rate of backup withholding is currently 28% and is currently scheduled to remain at that rate through the end of 2010. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Generally, payments that are subject to backup withholding (or would be but for satisfaction of the certification requirement described above) are also subject to special information reporting by us or by the broker involved in a sale or other disposition of stock, unless an exemption applies.

Non-U.S. Holders

Exchange Offer

If the exchange qualifies as a tax-free recapitalization, a non-U.S. Holder will not recognize gain or loss as a result of such exchange. As discussed above with respect to U.S. Holders under “—U.S. Holders—Exchange Offer,” it is possible that the receipt of exchange units might partly be attributed to accrued but unpaid interest on the outstanding notes that was not previously included in income, and to that extent the exchange would be treated as ordinary interest income to the non-U.S. Holder subject to U.S. taxation as described below. However, we believe and intend to take the position that no part of the value of the exchange units will be attributed to accrued but unpaid interest, and the remainder of this discussion assumes the correctness of that position. The non-U.S. Holder will take an aggregate tax basis in the exchange units equal to its tax basis in the outstanding notes immediately prior to the exchange, and the non-U.S. Holder’s holding period for the exchange units will include the period during which the outstanding notes surrendered in the exchange were held.

If the exchange does not qualify as a tax-free recapitalization, a non-U.S. Holder will recognize gain or loss on the exchange of outstanding notes for exchange units in an amount equal to the difference between the fair market value of the exchange units received and such Holder’s adjusted tax basis in the outstanding notes surrendered in the exchange. The taxation of such gain, including any “market discount” as discussed under “—U.S. Holders—Market Discount,” is the same as that described below with respect to dispositions of stock under “—U.S. Holders—Disposition of Stock.” The non-U.S. Holder generally will have an initial aggregate tax basis in the stock (common and preferred) comprising the exchange units received in the exchange in an amount equal to the fair market value of the exchange units received in the exchange, and the non-U.S. Holder’s holding period for the stock comprising the exchange units received will commence on the day after the exchange.

Cash Distributions on Stock

Distributions of cash or other property (other than certain distributions of our own stock) on our common or preferred stock, including deemed distributions as discussed below, will generally be characterized as either taxable dividends, non-taxable return of capital, or as capital gains as more thoroughly described above under “U.S. Holders—Cash Distributions on Stock.” To the extent that any distribution is treated as a dividend, the non-U.S. Holder generally will be subject to U.S. federal withholding tax equal to 30% of the gross amount of the dividend, subject to: (i) a reduced rate under an applicable income tax treaty, if the non-U.S. Holder qualifies for the benefits of such treaty and provides to us an IRS-approved certification (generally an IRS Form W-8BEN) certifying that the holder is entitled to such treaty benefits, or (ii) exemption from such withholding if the non-U.S. Holder provides to us an IRS Form W-8ECI (or other certification acceptable under IRS rules) certifying that the dividend payments are effectively connected with the conduct of a United States trade or business by the non-U.S. Holder. However, a non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to: (i) U.S. federal income tax on a net income basis on the receipt of the dividend that is effectively connected with the conduct of such trade or business, and (ii) if the non-U.S. Holder is a corporation, a United States branch profits tax generally equal to 30% (or a reduced rate under an applicable tax treaty) of the corporation’s “effectively connected earnings and profits” as adjusted for the taxable year in which the dividends are received.

Deemed Distributions on Preferred Stock

As with U.S. Holders, there can be deemed distributions to non-U.S. Holders on the Series C Convertible Preferred Stock received in the exchange, either on an adjustment in the conversion price as described above under “—U.S. Holders—On Adjustment of Conversion Price” or in the case of a difference between the issue price of the preferred stock and its redemption price as described above under “—U.S. Holders— In Case of Difference in Issue Price and Redemption Price of Preferred Stock.” Any such deemed distribution will be subject to essentially the same rules applicable to cash distributions as discussed above with respect to non-U.S. Holders under “—U.S. Holders—Cash Distributions on Stock.”

As with U.S. Holders, each non-U.S. Holder is bound by our determination as to whether there is a deemed distribution, unless such holder explicitly discloses that the holder is taking a contrary position in a statement attached to the holder’s timely filed tax return for the taxable year in which, as we advise the holders, that a deemed distribution has occurred.

Conversion of Series C Convertible Preferred Stock Into Common Stock

A non-U.S. Holder generally will not recognize gain or loss upon a conversion of Series C Convertible Preferred Stock constituting any part of the exchange units into our common stock except to the extent of any common stock received that is attributable to “dividend arrearages” as described above with respect to U.S.

Holders under “—U.S. Holders—Conversion of Series C Convertible Preferred Stock Into Common Stock.” Any such dividend arrearages will be treated as a deemed distribution, subject to the rules described above “Cash Distributions on Stock” as applicable to non-U.S. Holders. If the non-U.S. Holder receives any cash in lieu of fractional shares, such receipt will be subject to the rules discussed below under “—Non-U.S. Holders—Disposition of Stock.”

Disposition of Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain (including any market discount carried over from debt instruments) recognized on a sale, exchange, retirement, or other disposition of preferred stock or common stock, whether received in the exchange or subsequently upon a conversion of preferred to common stock, or upon the receipt of cash in lieu of fractional shares of common stock upon a conversion of preferred into common stock, unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met (although presence in the United States for such a time will generally cause an individual to be a “U.S. Holder”), or (iii) we have been a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding such sale, exchange, retirement, or other disposition or the non-U.S. Holder’s holding period in such preferred or common stock. However, we do not believe that we constitute a USRPHC, nor that we have been a USRPHC at any time during the periods just described. Any gain that is effectively connected with the conduct of a United States trade or business by a non-U.S. Holder will be subject to United States federal income tax on a net income basis and, if such non-U.S. Holder is a corporation, may also be subject to the United States branch profits tax described above under “—Non-U.S. Holders—Cash Distributions on Stock.”

Consequences to Non-Tendering non-U.S. Holders

A non-tendering non-U.S. Holder’s tax consequences will depend on whether the amendment to the indenture governing the Senior Notes constitutes a significant modification of the outstanding Senior Notes. See “—U.S. Holders—Consequences to Non-Tendering Holders” above for a discussion of what constitutes a significant modification.

We believe the proposed amendment to the indenture governing the outstanding Senior Notes should not cause the non-tendering non-U.S. Holders of the outstanding notes (the “Non-Tendering non-U.S. Holders”) to be deemed to have exchanged the outstanding Senior Notes for deemed new notes. Therefore, Non-Tendering U.S. Holders of the outstanding Senior Notes should not realize any gain or loss with respect to the adoption of the amendment to the indenture, and such non-U.S. Holder should have the same tax basis and holding period in the outstanding Senior Notes as immediately before the amendment.

If, however, the amendment to the indenture constitutes a significant modification to the outstanding Senior Notes, creating a deemed exchange of the outstanding Senior Notes for deemed new notes, the tax consequences of such deemed exchange will depend upon whether the outstanding notes and the deemed new notes constitute “securities” for U.S. federal income tax law. See “—Qualification as a Tax-Free Recapitalization” above for a discussion of the status of a debt instrument as a security for U.S. federal income tax purposes. If the deemed new notes constitute securities, the deemed exchange of outstanding Senior Notes for deemed new notes will qualify as a tax-free recapitalization and such non-U.S. Holder should have the same tax basis and holding period in the outstanding Senior Notes as immediately before the amendment. If, however, the deemed new notes do not constitute securities, the deemed exchange of outstanding Senior Notes for deemed new notes will not qualify as a tax-free recapitalization. See “—Non-U.S. Holders—Disposition of Stock” above for a discussion of the tax consequences if the deemed exchange does not qualify as a tax-free recapitalization.

Each Non-Tendering non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder of a failure to tender the outstanding notes in the exchange offer, including any possible deemed exchange of the outstanding notes that may result from the amendment to the indenture governing the Senior Notes.

Information Reporting and Backup Withholding

Information returns (Forms 1042 and 1042-S) will be filed annually with the IRS and a copy provided to each non-U.S. Holder with respect to any distribution (including deemed distributions) on our preferred or common stock, whether or not any particular portion of that distribution is subject to withholding tax or would be subject to withholding tax but for an exemption pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

In addition, and separate from the above-described information reporting and the 30% withholding generally applicable to the payment of dividends as described above under “—Non-U.S. Holders—Cash Distributions on Stock,” the Code generally imposes information reporting obligations and “backup withholding” on payments of dividends and on the proceeds of the sale, retirement, or other disposition of our preferred or common stock, unless the non-U.S. Holder certifies under penalty of perjury, usually with a properly executed IRS Form W-8BEN, as to such Holder’s non-United States status, provided that we do not, or the broker does not, as applicable, have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. As with U.S. Holders to whom backup withholding applies, the rate of backup withholding is currently 28% and is currently scheduled to remain at that rate through the end of 2010.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder may be refunded or credited against the non-U.S. Holder’s United States federal income tax liability, if any, if the non-U.S. Holder, on a timely basis, files a U.S. income tax return and otherwise provides certain required information to the IRS. Dividends that are subject to backup withholding will not be also subject to the 30% withholding applicable to foreign persons as described above under “—Non-U.S. Holders—Cash Distributions on Stock,” unless after the dividend payment the foreign status of the recipient is established, in which case amounts withheld under backup withholding can be applied against the 30% withholding.

The payment of the proceeds from the sale or other disposition of our preferred or common stock to or through a non-United States office of a non-United States broker will not be subject to such information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “United States related person”). In the case of the payment of the proceeds from the sale or other disposition of our preferred or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, IRS regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know otherwise.

Tax Consequences to the Company

Discharge of Indebtedness Income

We will recognize discharge of indebtedness income to the extent that the outstanding balance (unpaid principal and accrued but unpaid interest) of the outstanding notes surrendered by holders in the exchange exceeds the fair market value of the exchange units transferred to the exchanging holders. However, such discharge of indebtedness income might be reduced or eliminated by certain judicial or statutory exceptions, such as the extent to which we are “insolvent” as particularly defined in the tax law (generally, the excess of liabilities over the fair market value of assets, determined on the basis of assets and liabilities immediately before the exchange).

However, we have net operating losses for the current year and carryovers from prior years (and possibly future years) that may offset all or part of the discharge of indebtedness income, if any. However, the ability to use these carryovers may be subject to limitations, such as a reduction in net operating losses to the extent that discharge of indebtedness income is reduced by the amount of insolvency, and the limitation of the use of loss carryovers triggered by a significant change in ownership as discussed below. To the extent that available net operating loss carryovers are used to offset discharge of indebtedness income, they will be unavailable as a potential offset to future income.

NOL Limitations Triggered by Issuance of Exchange Units

Generally, a cumulative change of greater than 50% in the stock ownership of a corporation within a three (3) year period (an “ownership change”) can significantly limit the amount of pre-ownership change net operating losses that the corporation may use during the post-ownership change periods. The issuance of stock to comprise the exchange units, future equity issuances, or transactions among shareholders may trigger an ownership change. We are uncertain at this time whether the exchange contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

Our board of directors has designated a series of preferred stock consisting of 72,000 shares of Series C Convertible Preferred Stock having the terms described below.

Dividend Rights. The holders of Series C Convertible Preferred Stock are entitled to receive such dividends as may be lawfully declared in the discretion of our board of directors. In the event that we declare a dividend with respect to our outstanding common stock, the holders of our Series C Convertible Preferred Stock are entitled to the amount of dividends payable on the number of shares of common stock into which their shares of Series C Convertible Preferred Stock could be converted as of the date of such distribution.

Conversion. Each share of Series C Convertible Preferred Stock is convertible into 1,461 shares of common stock following the approval of holders of our common stock to increase the number of authorized shares of common stock to 250,000,000. The conversion ratio is subject to adjustment upon the occurrence of certain events, including a subdivision or combination of our outstanding shares of common stock or payment of dividends or other distributions to the holders of our shares of common stock in additional shares of our common stock or other securities.

Voting Rights. Prior to conversion, the holders of our Series C Convertible Preferred Stock have the right to one vote for each share of common stock into which each such share of Series C Convertible Preferred Stock could then be converted, and except as described below or as required by law, voting together as a single class with holders of our common stock. Certain actions affecting the rights of holders of Series C Convertible Preferred Stock, such as issuing capital stock ranking prior to or on parity with the Series C Convertible Preferred Stock, amending our Articles of Incorporation or Bylaws in a manner adversely affecting the rights of holders of Series C Convertible Preferred Stock, or issuing additional shares of Series C Convertible Preferred Stock, require the approval of a majority of the shares of Series C Convertible Preferred Stock outstanding.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the then outstanding shares of Series C Convertible Preferred Stock are entitled to receive $584.40 for each share of Series C Convertible Preferred Stock. This amount will be adjusted upon a stock dividend, stock split, combination or other recapitalization. In addition, such holders are entitled to receive an amount equal to declared or accrued but unpaid dividends, if any. If our assets and funds are insufficient to permit the payment to the holders of our Series C Convertible Preferred Stock of their full preferential amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of our Series C Convertible Preferred Stock and any other class or series ranking on liquidation in parity with our Series C Convertible Preferred Stock. After the payment of all preferential amounts to the holders of our Series C Convertible Preferred Stock and any other class or series ranking on parity, all remaining amounts will be distributed to the holders of stock ranking junior to our Series C Convertible Preferred Stock.

Change in Control. A consolidation or merger with another entity in which our outstanding securities are exchanged for securities or other consideration of such other entity or the sale of substantially all of our assets, will, upon the election of holders of a majority of the outstanding Series C Convertible Preferred Stock, be treated as a liquidation for purposes of redeeming our Series C Convertible Preferred Stock.

Redemption or Repurchase. Our Articles of Incorporation contain no specific restrictions on the repurchase or redemption of our Series C Convertible Preferred Stock.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes certain provisions of our Articles of Incorporation and our Bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Incorporation, as amended and our Bylaws.

General

Our Articles of Incorporation authorize the issuance of up to 70,000,000 shares of common stock, no par value per share, and 2,500,000 shares of preferred stock, no par value per share.

Common Stock

All of our issued and outstanding shares of common stock are fully paid and nonassessable. Each holder of shares of our common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. The holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available therefore, if any.

Upon the liquidation, dissolution or winding up of our business, the holders of shares of our common stock would be entitled to share ratably in the distribution of the assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock as described below. The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock and are not entitled to the benefits of any redemption or sinking fund provisions.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to create and issue one or more series of preferred stock and determine the number of shares to be included in each such series and to fix the designation, powers, rights, preferences, limitations and qualifications of each series, to the extent permitted by the Articles of Incorporation and applicable law. Among other rights, our board of directors may determine, without the further vote or action by the stockholders:

•	The number of shares constituting the series and the distinctive designation of the series;

•

The dividend rate on the shares of the series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

•	Whether the series will have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•

Whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as our board of directors shall determine;

•

Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

•	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Except for any difference so provided by our Board of Directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

Series B Convertible Preferred Stock

Our Board of Directors has designated a series of preferred stock consisting of 1,333,334 shares of Series B Convertible Preferred Stock having the terms described below.

Dividend Rights. The holders of Series B Convertible Preferred Stock are entitled to receive such dividends as may be lawfully declared in the discretion of our Board of Directors. In the event that we declare a dividend with respect to our outstanding common stock, the holders of our Series B Convertible Preferred Stock are entitled to the amount of dividends payable on the number of shares of common stock into which their shares of Series B Convertible Preferred Stock could be converted as of the date of such distribution.

Conversion. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, into such number of shares of common stock equal to the amount determined by dividing $9.00 per share by the applicable conversion price, which is currently $9.00 per share. The conversion price is subject to adjustment upon the occurrence of certain events, including a subdivision or combination of our outstanding shares of common stock or payment of dividends or other distributions to the holders of our shares of common stock in additional shares of our common stock or other securities.

Voting Rights. The holders of our Series B Convertible Preferred Stock have the right to one vote for each share of common stock into which each such share of Series B Convertible Preferred Stock could then be converted, and except as described below or as required by law, voting together as a single class with holders of our common stock. For so long as EADS Space Transportation GmbH and its successors and assignees own at least 400,000 shares of our Series B Convertible Preferred Stock or the common stock convertible upon exercise of such shares, holders of the Series B Convertible Preferred Stock elect one director to our board of directors and holders of our common stock elect the remaining directors. Certain actions affecting the rights of holders of Series B Convertible Preferred Stock, such as issuing capital stock ranking prior to or on parity with the Series B Convertible Preferred Stock, amending our Articles of Incorporation or Bylaws in a manner adversely affecting the rights of holders of Series B Convertible Preferred Stock, or issuing additional shares of Series B Convertible Preferred Stock, require the approval of a majority of the shares of Series B Convertible Preferred Stock outstanding.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the then outstanding shares of Series B Convertible Preferred Stock are entitled to receive $9.00 per share. This amount will be adjusted upon a stock dividend, stock split, combination or other recapitalization. In addition, such holders are entitled to receive an amount equal to declared or accrued but unpaid dividends, if any. If our assets and funds are insufficient to permit the payment to the holders of our Series B Convertible Preferred Stock of their full preferential amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of our Series B Convertible Preferred Stock and any other class or series ranking on liquidation in parity with our Series B Convertible Preferred Stock. After the payment of all preferential amounts to the holders of our Series B Convertible Preferred Stock and any other class or series ranking on parity, all remaining amounts will be distributed to the holders of stock ranking junior to our Series B Convertible Preferred Stock.

Change in Control. A consolidation or merger with another entity in which our outstanding securities are exchanged for securities or other consideration of such other entity or the sale of substantially all of our assets, will, upon the election of holders of a majority of the outstanding Series B Convertible Preferred Stock, be treated as a liquidation for purposes of redeeming our Series B Convertible Preferred Stock.

Redemption or Repurchase. Our Articles of Incorporation contain no specific restrictions on the repurchase or redemption of our Series B Convertible Preferred Stock.

Registration Rights

We have granted to EADS, a German corporation and successor to DaimlerChrysler Aerospace AG, demand and incidental registration rights in connection with their prior acquisition of our Series B Convertible Preferred Stock, subject to certain conditions. We have also granted similar demand and incidental registration rights to Poly Ventures, Limited Partnership and BEA Associates, Inc. in connection with their prior acquisition of shares of our common stock, subject to certain conditions.

In general, EADS, or its permitted transferees or assignees, have the right, on up to four occasions, to cause us to register under the Securities Act of 1933 common stock issuable upon conversion of the Series B Convertible Preferred Stock held by EADS. Poly Ventures, Limited Partnership and BEA Associates, Inc., and their respective permitted transferees and assignees, also have the right, on up to two occasions, to cause us to register their holdings of common stock under the Securities Act of 1933. EADS, Poly Ventures, Limited Partnership and BEA Associates, Inc., or their respective permitted transferees or assignees, are also entitled, if we determine to file a registration statement covering any of our securities under the Securities Act of 1933, whether pursuant to a demand by other security holders or a shelf registration on behalf of other security holders, or otherwise, to notice by us regarding such contemplated registration of securities and have the right to request that we include in such registration their common stock, subject to certain marketing restrictions determined by the managing underwriter or underwriters, if any. We are required to bear all registration expenses, other than selling costs, e.g., underwriting discounts, selling commissions and taxes.

Preemptive Rights

We have granted preemptive rights to certain holders of our outstanding notes, through which such investor is entitled to participate in up to 25% of all future public or private sales or issuances by us of our common stock, securities convertible into our common stock or debt securities to the extent necessary to maintain its percentage ownership of our common stock. Notwithstanding the foregoing, the number of shares issued to each investor shall under no circumstances exceed the amount which would require shareholder approval under the principal securities exchange on which our common stock is listed. The preemptive rights shall terminate in two years from the date of the applicable agreement. The preemptive rights do not apply to securities issued in the exchange offer, to employees under our employee stock incentive plan or in an acquisition transaction.

Articles of Incorporation and Bylaws

The rights of our shareholders are governed by the Washington Business Act, our Articles of Incorporation and our Bylaws. Certain provisions of our Articles of Incorporation and our Bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest.

Our board of directors has the authority to issue up to 2,500,000 shares of preferred stock. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Our Articles of Incorporation prohibit shareholders from taking action by written consent in lieu of an annual or special meeting. In addition, special meetings of shareholders may only be called by the Chairman of the Board, the President, or a majority of the board of directors. Special meetings may not be called by shareholders.

Anti-Takeover Effects of Washington Law

Chapter 23B.19 of the Washington Business Act prohibits a corporation, with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons that beneficially owns 10% or more of the corporation’s outstanding voting securities for a period of five years after such an acquisition unless a majority of the directors approves, prior to the acquisition date, either the significant business transaction or the purchase of shares made by the acquiring person or group of persons acting in concert or under common control on the acquisition date. The prohibited significant business transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from such person or groups of persons, or allowing such person or group of persons to receive any disproportionate benefit as a shareholder. These provisions may have the effect of delaying, deterring or preventing a change in control.

Nasdaq Capital Market Listing

The NASDAQ has notified us that we are in violation of their listing requirements, since we have not maintained a share price for our common stock of $1.00 or more and do not have a majority of our board of directors composed of independent directors. If we do not meet their share price requirement by October 3, 2007, our common stock may be delisted from the NASDAQ. In addition, we have notified the NASDAQ of this transaction and may voluntarily delist our common stock from the NASDAQ prior to October 3, 2007.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the American Stock Transfer and Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

You should read this offering memorandum and the information incorporated by reference.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our filings are located in the EDGAR database on that website. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

All of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports as well as other filings we make pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 are also available free of charge through our Internet website. The address of our Internet website is www.spacehab.com. Our SEC filings are available through our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. However, information on our website is not incorporated by reference.

We “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offering memorandum. Information that was filed prior to the date of this offering memorandum that is updated or superceded by information contained in this offering memorandum is considered a part of this offering memorandum only as so updated or superceded. Information that we later file with the SEC will automatically update and supersede the information contained in this offering memorandum and the documents incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we terminate this exchange offer:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

•	Our Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, December 31, 2006, and March 31, 2007;

•

Our Current Reports on Form 8-K filed on October 6, 2006, October 26, 2006, November 3, 2006, November 7, 2006, November 15, 2006, December 15, 2006, January 4, 2007, January 18, 2007, January 19, 2007, February 13, 2007, February 21, 2007, March 27, 2007, April 5, 2007, April 6, 2007, May 9, 2007, May 15, 2007, June 12, 2007, June 21, 2007, July 31, 2007, August 10, 2007, August 28, 2007, August 30, 2007 and August 31, 2007 (to the extent these items were “filed” with the SEC and not “furnished”);

•	Our Proxy Statement on Schedule 14A for our 2006 Annual Meeting filed on October 30, 2006; and

•	The description of our common stock, no par value per share, contained in our Registration Statement on Form S-1 filed on October 5, 1995.

This offering memorandum incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of this information at no cost by writing or telephoning us at the following address and telephone number: Attention: Investor Relations, SPACEHAB, Incorporated, 12130 State Highway 3, Building 1, Webster, Texas 77598, telephone: (713) 558-5000.

The exchange offer and consent solicitation is expected to expire at 5:00 p.m., New York City time, on October 1, 2007 and you must make your exchange and consent solicitation decision by this expiration date. To obtain timely delivery of the requested information, you must request this information by September 24, 2007 or the date that is no later than five business days before the expiration date.

In making your decision regarding participation in the exchange offer and consent solicitation, you should rely only on the information contained or incorporated by reference in this offering memorandum. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in places where offers and sales are not permitted. You should not assume that the information contained in this offering memorandum is accurate as of any date other than the date on the front cover of this offering memorandum, or that information incorporated by reference into this offering memorandum is accurate as of any date other than the date such information was filed with the SEC. Our business, financial condition, results of operations, and offering memorandum may have changed since that date.